Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ENCORE ENERGY CORP.,

A BRITISH COLUMBIA CORPORATION,

WESTWATER RESOURCES, INC.,

A DELAWARE CORPORATION

&

URI NEUTRON HOLDINGS II, INC.

A DELAWARE CORPORATION

_________________________________________

DATED AS OF December 31, 2020

_________________________________________

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND INTERPRETATION                                                                    2

Section 1.01Defined Terms2

Section 1.02References and Rules of Construction2

ARTICLE II. PURCHASE AND SALE OF SECURITIES                                                                 2

Section 2.01Agreement to Purchase and Sell Securities2

Section 2.02Purchase Consideration3

Section 2.03Preclosing Reclamation Activities4

Section 2.04Transfer of Restoration Obligations.4

Section 2.05PPP Loan4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS                           5

Section 3.01Organization and Qualification of the Sellers5

Section 3.02Organization and Qualification of Acquired Companies5

Section 3.03Authorization and Enforceability5

Section 3.04Powers of Attorney6

Section 3.05No Conflict6

Section 3.06Capitalization6

Section 3.07Books and Records.6

Section 3.08Financial Information; Accounts Receivable.6

Section 3.09Absence of Certain Changes.7

Section 3.10Absence of Undisclosed Indebtedness.8

Section 3.11Litigation.                                                                                                                       8

Section 3.12Compliance with Laws; Permits.                                                                                   8

Section 3.13Westwater Contracts.                                                                                                      9

Section 3.14Westwater Real Property10

Section 3.15Westwater Personal Property10

Section 3.16Bank Accounts.10

Section 3.17Taxes and Assessments10

Section 3.18Environmental and Reclamation Surety11

Section 3.19Bankruptcy; Solvency12

Section 3.20Consents, Approvals or Waivers12

Section 3.21Governmental Authorization.                                                                                         13

Section 3.22Royalty Obligations13

Section 3.23Employment and Benefit Matters.13

Section 3.24Expropriation.14

Section 3.25Insurance.15

Section 3.26enCore Shares, Securities Matters.15

Section 3.27Paycheck Protection Program18

Section 3.28No Other Representations and Warranties.                                                                    18

Section 3.29Brokers18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER                   18

Section 4.01Existence and Qualification18

Section 4.02Power19

Section 4.03Authorization and Enforceability19

Section 4.04No Conflicts19

Section 4.05Litigation19

Section 4.06Consents and Preferential Purchase Rights19

Section 4.07Consents, Approvals or Waivers19

Section 4.08Securities Matters20

Section 4.09Public Filings20

Section 4.10Independent Investigation20

ARTICLE V. COVENANTS OF THE PARTIES                                                                                 20

Section 5.01Access to Records20

Section 5.02Government Reviews21

Section 5.03Public Announcements; Confidentiality21

Section 5.04Operation of Business; Pre-Closing Obligations                                                           22

Section 5.05Bonds and Indemnifications24

Section 5.06Financial Statements24

Section 5.07Non-Solicitation and Acquisition Proposals24

Section 5.08Section 11e.(2) Material26

Section 5.09Sales of enCore Shares26

Section 5.10Post-Closing Consulting27

Section 5.11Employee Matters27

Section 5.12Books and Records27

Section 5.13Grants Mineral Belt Database28

Section 5.14PPP Loan28

Section 5.15VDA Program29

Section 5.16Further Assurances29

ARTICLE VI. CONDITIONS TO CLOSING                                                                                      29

Section 6.01Purchaser Conditions to Closing29

Section 6.02Sellers' Conditions to Closing30

Section 6.03Frustration of Closing Conditions31

ARTICLE VII. CLOSING                                                                                                                      31

Section 7.01Time and Place of the Closing31

Section 7.02Obligations of the Purchaser at the Closing32

Section 7.03Obligations of the Sellers at the Closing32

Section 7.04PPP Escrow Agreement33

ARTICLE VIII. TERMINATION                                                                                                          33

Section 8.01Termination33

Section 8.02Effect of Termination34

ARTICLE IX. INDEMNIFICATION                                                                                                   34

Section 9.01Indemnification by the Sellers35

Section 9.02Indemnification by Purchaser35

Section 9.03Indemnification Actions35

Section 9.04Survivability; Limitation on Actions38

Section 9.05Exclusive Remedies39

ARTICLE X. TAX MATTERS                                                                                                               40

Section 10.01Tax Filings40

Section 10.02Current Tax Period Taxes40

ARTICLE XI. MISCELLANEOUS                                                                                                       41

Section 11.01Counterparts41

Section 11.02Notice41

Section 11.03Tax, Recording Fees, Similar Taxes & Fees42

Section 11.04Governing Law; Jurisdiction42

Section 11.05Waivers43

Section 11.06Assignment43

Section 11.07Entire Agreement43

Section 11.08Amendment43

Section 11.09No Third-Party Beneficiaries43

Section 11.10Construction43

Section 11.11Conspicuous44

Section 11.12Severability44

Section 11.13Specific Performance44

APPENDIX A

EXHIBIT 1

EXHIBIT 2

EXHIBIT 3

EXHIBIT 4

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is dated December 31, 2020 (the "Execution Date"), by and among:

ENCORE ENERGY CORP., a British Columbia, Canada corporation (referred to as "enCore" or "Purchaser"),

and

WESTWATER RESOURCES INC., a Delaware corporation (referred to as "Westwater") and URI NEUTRON HOLDINGS II, INC., a Delaware corporation (referred to as "Neutron"). Westwater and Neutron are referred to as "Seller" or together as "Sellers".

Purchaser and Sellers may be referred to collectively as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding stock equity securities (the "Securities") in each of:

(i)URI, Inc.;

(ii)Neutron Energy, Inc.;

(iii)Uranco, Inc.;

(iv)HRI-Churchrock, Inc.;

(v)Hydro Restoration Corporation;

(vi)Belt Line Resources, Inc.; and

(vii)Uranium Resources, Inc. (f/k/a Uranium Minerals, Inc.);

(each an "Acquired Company" and together the "Acquired Companies");

WHEREAS, the Acquired Companies together own and control the "Westwater Assets", as defined in this Agreement and described in the Schedules to this Agreement; and

WHEREAS, on the terms and conditions set forth in this Agreement, Purchaser desires to purchase the Securities from Sellers, and Sellers desires to sell the Securities to the Purchaser.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article I.DEFINITIONS AND INTERPRETATION

Section 1.01Defined Terms.  In addition to the terms defined throughout this Agreement, the capitalized terms used herein that are not otherwise defined will have the meanings set forth in Appendix A.

Section 1.02References and Rules of Construction.

(a)All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses of or to this Agreement unless expressly provided otherwise.  The Exhibits, Schedules and Appendices referred to herein are attached to and by this reference incorporated herein for all purposes.

(b)Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections and clauses of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the language hereof.

(c)The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause unless expressly so limited.  The words "this Article," "this Section," "this subsection," "this clause," and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word "including" (in its various forms) will be deemed to include the terms "including, without limitation," and "including, but not limited to." Unless expressly provided to the contrary, the word "or" is not exclusive.  Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(d)All references to "$" are deemed references to United States Dollars.

(e)If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action will be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

Article II.PURCHASE AND SALE OF SECURITIES

Section 2.01Agreement to Purchase and Sell Securities.  Subject to the terms and conditions set forth herein, at the Closing, the Sellers will sell the Securities and deliver all certificates evidencing the Securities (the "Certificates") and Purchaser will purchase the Securities and receive the Certificates in each of the Acquired Companies for the consideration specified in Section 2.02.  In addition, at the Closing, Westwater will transfer one copy of the Grants Mineral

Belt Database to Purchaser. The Sellers will transfer the Securities in each of the Acquired Companies to the Purchaser by execution and delivery of assignments (separate from certificates) in the forms attached hereto as Exhibit 1 (the "Assignments").

Section 2.02Purchase Consideration.  At the Closing, the Purchaser will deliver or pay or cause to be delivered or paid to Westwater the following consideration (the "Purchase Consideration") in exchange for the Sellers' sale and transfer of the Securities and Grants Mineral Belt Database to Purchaser:

(a)At Closing Purchaser will issue to Westwater common shares of enCore (the "enCore Shares") as follows: (i) Purchaser will issue and deliver or cause to be issued and delivered to Westwater $1,250,000.00 in enCore Shares valued at the Volume Weighted Average Price of enCore shares as traded on the TSX Venture Exchange based in Alberta, Canada (the "TSXV") for the ten (10) trading days ending on the last trading day prior to the Closing Date (such price referred to as the "enCore Share Price"); (ii) in consideration for the transfer of the Grants Mineral Belt Database, Purchaser will issue and deliver or cause to be issued and delivered to Westwater $200,000.00 in enCore Shares valued at the enCore Share Price; and (iii) Purchaser will issue to Westwater an additional $345,000.00 in enCore Shares valued at the enCore Share Price for the completion of certain reclamation activities in accordance with Section 2.03 below.

(b)Purchaser will grant or cause to be granted to Westwater a net smelter return royalty equal to two percent (2%) of the gross proceeds received for uranium, less the actual cost of transportation, sample assays and analyses, penalties for impurities and severance taxes on all mineral rights held by the Acquired Companies in the State of New Mexico as of the Closing Date (save and except and other than the mineral interests in, or rights to, the Juan Tafoya Project or the Cebolleta Project), as further defined and described in, and pursuant to the terms of, a Royalty Deed by execution and delivery at Closing of a Royalty Deed to Westwater in the form attached hereto as Exhibit 2 (the "Royalty Deed").

(c)Purchaser will issue and assign or cause to be issued and assigned to Westwater a net profits interest equal to two and one-half percent (2.5%) of the cumulative gross revenues actually received from the sale of ores, Minerals, solutions and concentrates less all cumulative costs and expenses incurred or accrued in connection with operations of the Juan Tafoya Project and the Cebolleta Project, as further defined and described in, and pursuant to the terms of, a Net Profits Interest Agreement by execution and delivery at Closing of a Net Profits Interest Agreement with Westwater in the form attached hereto as Exhibit 3 (the "Net Profits Agreement").

(d)enCore will, indirectly through its ownership of the Acquired Companies, be responsible for all obligations and liabilities of the Acquired Companies from and after the Closing Date. Subject to any exceptions, obligations or liabilities of Sellers for breaches of Sellers' representation and warranties set forth in this Agreement and subject to the indemnification obligations of Sellers set forth in this Agreement, enCore will indemnify and hold Sellers harmless from any Damages arising out of the obligations or liabilities of the Acquired Companies regardless of whether such obligations or liabilities arose prior to, on, or after the Closing Date, in accordance with Section 9.02.

Section 2.03Preclosing Reclamation Activities.  For and in consideration of Westwater completing a portion of the scheduled 2020 Texas reclamation activities (as described in Schedule 2.03, attached to this Agreement and incorporated by reference) prior to Closing, enCore will pay for such reclamation activities by issuing to Westwater at Closing an additional $345,000.00 in enCore Shares valued at the enCore Share Price.

Section 2.04Transfer of Restoration Obligations.

(a)Subject to Section 2.04(b), at or prior to the Closing, enCore will replace the indemnification obligations of Westwater for reclamation surety bonds held in the name of URI, Inc., and Westwater will assign and transfer to enCore all rights to cash collateral held to secure the such indemnity obligations as further provided in Section 5.05.  At the Closing enCore will pay Westwater a dollar amount equal to the amount of the cash collateral in excess of $3,000,000.00 in accordance with Section 5.05.

(b)If enCore is unable to replace the current indemnification obligations so that Westwater is not released from the current reclamation bonds indemnification referred to in Section 2.04(a) and described in Section 5.05, or if Westwater is unable to assign and transfer to enCore the cash collateral security for the current reclamation bonds referred to in Section 2.04(a) and described in Section 5.05 at or prior to the Closing, or any or combination of these, then the Parties agree to delay Closing  to a new date on which these indemnification replacement and collateral transfer conditions will be achieved, but in no event will the Closing be delayed beyond March 31, 2021.

Section 2.05PPP Loan.

(a)At Closing, Westwater shall make (or cause to be made) a payment in an amount equal to $333,120.08 (the "PPP Escrow Amount") by wire transfer of immediately available funds to the PPP Escrow Agent to be held in an account in accordance with the terms of the PPP Escrow Agreement to be used solely for the purposes of making the payment, if any, required by this Section 2.05; provided, however, that in the event that, as provided for in Section 7.04, the account to be established pursuant to the PPP Escrow Agreement has not been established prior to the Closing, Westwater shall deliver the PPP Escrow Amount to the Purchaser at Closing by wire transfer of immediately available funds to an account designated for such purpose by the Purchaser, and the Purchaser thereafter shall promptly (within one Business Day of the establishment of the requisite account in accordance with Section 7.04) pay the PPP Escrow Amount to the PPP Escrow Agent to be held in accordance with the terms of the PPP Escrow Agreement. Westwater shall be responsible for any fees of the PPP Escrow Agent under the PPP Escrow Agreement.

(b)No later than five (5) Business Days after the CARES Act Determination Date, the following payment (if any) shall be made, by wire transfer of immediately available funds to the account (or accounts) specified in writing by Westwater:

(i)In the event that there is PPP Unforgiven Debt, the Purchaser and Westwater shall cause the PPP Escrow Agent to retain an amount equal to such PPP Unforgiven Debt from the PPP Escrow Amount. After taking into account the amount contemplated by the previous sentence, if any, the Purchaser and Westwater shall cause all remaining funds from the PPP Escrow Amount (including any interest accrued thereon) to be released by the PPP Escrow Agent to Westwater.

(ii)In the event that there is no PPP Unforgiven Debt, the Purchaser and Westwater shall cause the PPP Escrow Agent to release the entire PPP Escrow Amount (including any interest accrued thereon) to Westwater.

Article III.REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant the following to the Purchaser, acknowledging that the Purchaser is relying upon such representations and warranties in connection with their execution, delivery and performance of this Agreement:

Section 3.01Organization and Qualification of the Sellers.  Westwater is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Neutron is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Sellers has all necessary organizational power and authority to carry on its business as it is now being conducted and is qualified to do business under the Laws of each jurisdiction in which it carries on its business, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.02Organization and Qualification of Acquired Companies.  Each of the Acquired Companies is a corporation, duly organized, validly existing and in good standing under the Laws of its incorporation as shown on Schedule 3.02 and has all necessary organizational power and authority to carry on its business as it is now being conducted and is qualified to do business under the Laws of each jurisdiction in which it carries on its business, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.03Authorization and Enforceability.  Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and the contracts, agreements, documents and instruments executed and delivered in connection with this Agreement (the "Ancillary Documents") and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Document, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary organizational action on the part of each Seller.  This Agreement has been duly executed and delivered, and all Ancillary Documents will be duly executed and delivered as required hereunder.  This Agreement constitutes, and each of the Ancillary Documents, as applicable, will constitute, a valid and binding obligation of each Seller, enforceable in accordance with its terms, except as limited by or subject to general principles of equity.

Section 3.04Powers of Attorney.  No Person has any power of attorney to act on behalf of any Acquired Company in connection with its business or any of the Westwater Assets that it holds, other than such powers to so act as normally pertain to the directors or officers of such Acquired Company.

Section 3.05No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Documents by each of the Sellers will not (a) violate any provision of the organizational documents of any Seller or Acquired Company; (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Seller or Acquired Company is a party or which affects in any material respect any of the Westwater Assets; or (c) conflict with or violate in any material respect any Law or Governmental Order applicable to any Seller or Acquired Company or any of the Westwater Assets.

Section 3.06Capitalization.  The Securities in each Acquired Company constitute all of the issued and outstanding equity interests of such Acquired Company as evidenced by the Certificates and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances, as set forth on Schedule 3.02. Other than the Securities, no other classes, groups or categories of stock or other equity ownership interests have been established or exist for any Acquired Company.  There are no options, warrants, conversion privileges or other rights, stockholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character requiring or which may require the sale or transfer of any stock, or any other equity interest in, any Acquired Company. All Securities have been duly authorized and validly issued, and are fully paid and non-assessable, as evidenced by the Certificates. All Securities have been issued in compliance with all applicable Laws. There are no outstanding contractual or other obligations of any Acquired Company to repurchase, redeem or otherwise acquire all or any portion of the Securities. There are no stockholder, operating, ownership, voting or similar agreements with respect to any of the Acquired Companies to which any of the Sellers is a party. Other than Cibola Resources LLC, a wholly owned subsidiary of Neutron Energy, Inc., none of the Acquired Companies has any subsidiaries.

Section 3.07Books and Records.  The books of account and other records of the Acquired Companies are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  True and complete copies of all such books and records have been made available to the Purchaser and, at the Closing, the originals of all such books and records will be in the possession of the Acquired Companies.

Section 3.08Financial Information; Accounts Receivable.

(a)True and complete copies of (i) the audited consolidated financial statements of Westwater and the unaudited combined financial statements of the Acquired Companies as of December 31, 2018 and 2019 (collectively, the "Annual Financial Statements"), (ii) the unaudited consolidated financial statements of

Westwater as of September 30, 2020 (the "Interim Financial Statements"), and (iii) the unaudited combined financial statement for the Acquired Companies as of September 30, 2020 (the “Combined Financial Statements”) have been delivered to the Purchaser.

(b)The Annual Financial Statements, the Interim Financial Statements and the Combined Financial Statements (i) were prepared in accordance with the books of account and other records of the Acquired Companies (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the financial condition and results of operations of the Acquired Companies as of the dates thereof or for the periods covered thereby, and (iii) were prepared in a manner and on a basis consistent with the past practices of the Acquired Companies except as expressly disclosed therein.

(c)All accounts receivable of the Acquired Companies arose only from bona fide transactions in the ordinary course of business.

Section 3.09Absence of Certain Changes.  Since the date of the Acquired Companies' most recent balance sheets, the Acquired Companies have conducted their operations in the ordinary course of business in all material respects, and except as otherwise contemplated by this Agreement, there has not been:

(a)any material change in any method of accounting or accounting practice by any of the Acquired Companies;

(b)any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into, modified or terminated between any of the Acquired Companies on the one hand, and any director, officer or employee of any of the Acquired Companies (or any amendment to any such existing agreement) on the other, (ii) grant of any severance or termination pay to any director, officer or employee of any of the Acquired Companies for which any of the Acquired Companies is liable after the Closing Date, (iii) change (other than in connection with hiring or firing officers or employees) in compensation or other benefits payable by any of the Acquired Companies to any director, officer or employee of any of the Acquired Companies other than any changes in the ordinary course of business, or (iv) hiring or firing any employee other than in the ordinary course of business, except in each case for changes made with respect to all employees under any employee Benefit Plan;

(c)any sale, assignment, conveyance, license, sublease or other disposition of any Westwater Assets or imposition of any Encumbrance (other than Permitted Encumbrances) on any of the foregoing except in the ordinary course of business or as contemplated in this Agreement;

(d)any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business;

(e)any cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the ordinary course of business;

(f)any write-down or write-off of the value of any material asset, except for write-downs or write-offs of accounts receivable, inventories or other assets in the ordinary course of business or otherwise that would be required for the preparation of financial statements, including as a result of Sellers’ contemplated entry into this Agreement, or obsolete or surplus property not needed for operation of the Project;

(g)any other material transaction or commitment made, or any material contracts entered into, by any of the Acquired Companies relating to their assets or business or the Project, other than transactions, commitments and contracts in the ordinary course of business and those contemplated by this Agreement;

(h)any action taken by the Sellers, any of their Affiliates or any of the Acquired Companies or, to the knowledge of the Sellers, by another Person on behalf of the Sellers, any of their Affiliates or any of the Acquired Companies that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement in any material respect;

(i)or any agreement, whether or not in writing, to do any of the foregoing by any of the Sellers, any of their Affiliates or any of the Acquired Companies.

Section 3.10Absence of Undisclosed Indebtedness.  The Acquired Companies have no outstanding Indebtedness (whether absolute, accrued, contingent or otherwise) and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the Indebtedness of any Person (whether absolute, accrued, contingent or otherwise) other than Indebtedness (a) reflected or reserved against on the balance sheet included in the Annual Financial Statements, the Interim Financial Statements or the Combined Financial Statements, (b) disclosed in Schedule 3.10, or (c) incurred since the date of the Annual Financial Statements, the Interim Financial Statements or the Combined Financial Statements in the ordinary course of business of the Acquired Companies and not material to any of the Acquired Companies.

Section 3.11Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Sellers' knowledge, threatened against any of the Sellers or their Affiliates or the Acquired Companies which, if determined adversely, may result in a Material Adverse Effect.

Section 3.12Compliance with Laws; Permits.

(a)Each Acquired Company has complied and continues to comply in all material respects with all applicable Laws, and, to the Sellers' knowledge, there are no existing, pending or threatened conditions or circumstances that might constitute or cause any material violation of any applicable Laws by any Acquired Company.

(b)Other than as disclosed on Schedule 3.12, the Acquired Companies possess all Permits necessary to enable them to conduct their business, own the Westwater Assets and operate the Project.  All such Permits are disclosed on Schedule 3.12.  All such Permits are in full force and effect, and no action, claim or proceeding exists or is pending or, to the knowledge of the Sellers, threatened to suspend, revoke, terminate or prevent the exercise of rights under, or renewal of, any such Permit or to declare any such Permit invalid.  Each Acquired Company is in compliance in all material respects with all such Permits, and, to the Sellers' knowledge, there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit.  The transactions contemplated by this Agreement and the Ancillary Documents will not materially adversely affect the validity of any such Permit or cause a cancellation of or otherwise materially adversely affect such Permit, and, to the Sellers' knowledge, no other Permits are required in order to conduct the Acquired Companies' business, own the Westwater Assets or operate the Project, other than as disclosed on Schedule 3.12.  There are no Permits held by any of the Sellers or (other than the Acquired Companies) any of their respective Affiliates relating to any of the Westwater Assets or the Project.

Section 3.13Westwater Contracts.

(a)All of the contracts, leases, mortgages, deeds, licenses, instruments, notes, commitments, undertakings, indentures and other agreements to which any of the Acquired Companies is a party or that materially impact or involve any of the Acquired Companies or the Westwater Assets or the operation of the Project (the "Westwater Contracts") are described on Schedule 3.13.

(b)As of the Closing Date, the Sellers have made available to the Purchaser true and complete copies of each Westwater Contract and all amendments or modifications thereto.

(c)All of the Westwater Contracts are in full force and effect and will remain in full force and effect at Closing.  No action, claim or proceeding exists or is pending or, to the knowledge of the Sellers, threatened to terminate or prevent the enjoyment or exercise of the Acquired Companies' rights under any Westwater Contract or to declare any Westwater Contract invalid or unenforceable.  Each Acquired Company is in compliance in all material respects with all Westwater Contracts, and, to the Sellers' knowledge, there are no circumstances or events which, with notice or lapse of time or both, would result in or constitute a material breach or default under any Westwater Contract.  The transactions contemplated by this Agreement and the Ancillary Documents will not materially adversely affect the validity of any Westwater Contracts or cause a breach or default under or otherwise materially adversely affect any Westwater Contracts.

(d)Except as expressly disclosed on Schedule 3.13, none of the Westwater Assets or Acquired Companies is subject to or burdened by any contract that can be reasonably expected to result in material payments to or receipts of material revenue by the Sellers or any of the Sellers' Affiliates (other than the Acquired Companies) or any Third Party during the current or any subsequent calendar year, including (i) any operating agreement, transportation agreement, exploration agreement, joint development agreement, participation agreement and processing or similar contract or sales, purchase or exchange contract or call on production or (ii) any indenture, mortgage, loan, deed of trust, note purchase agreement, credit or sale-leaseback, guaranty, bond, letter of credit or similar contract that will not be terminated with respect to the Westwater Assets on or before Closing.

Section 3.14Westwater Real Property.  Schedule 3.14 sets forth a complete list of all real property owned, leased or subleased by the Acquired Companies, together with all buildings, structures and facilities located thereon (the "Westwater Real Property") and the ownership thereof, which real property will remain the real property of the Acquired Companies through Closing. Each Acquired Company owns Defensible Title to the Westwater Real Property that such Acquired Company is listed as owning on Schedule 3.14, free and clear of all Encumbrances, except for the Permitted Encumbrances.

Section 3.15Westwater Personal Property.  Schedule 3.15 sets forth a complete list of all personal property owned, leased or subleased by the Acquired Companies (the "Westwater Personal Property") and the ownership thereof, which personal property will remain the personal property of the Acquired Companies through Closing.  Each Acquired Company owns Defensible Title to the Westwater Personal Property that such Acquired Company is listed as owning on Schedule 3.15, free and clear of all Encumbrances, except for the Permitted Encumbrances.

Section 3.16Bank Accounts.  Schedule 3.16 sets forth a true, correct and complete list and description of all bank accounts owned and/or used by the Acquired Companies (including the name of each Person with signing authority or access thereunder), which accounts will remain the accounts of the Acquired Companies following the Closing.

Section 3.17Taxes and Assessments. Except as set forth in Schedule 3.17:

(a)All material Taxes related to the Acquired Companies or Westwater Assets that have become due and payable have been properly paid or accrued.

(b)All income and other material Tax Returns that are required to be filed by any of the Acquired Companies in respect of the Westwater Assets or otherwise have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(c)No action, suit, Governmental Authority proceeding or audit is now in progress or pending with respect to any of the Acquired Companies or the Westwater Assets, and none of the Sellers or Acquired Companies has received notice of any pending claim against it from any applicable Governmental Authority for assessment of Taxes and no such claim has been threatened.

(d)No audit, litigation or other proceeding with respect to Taxes related to any of the Acquired Companies or the Westwater Assets has been commenced or is presently pending.  None of the Sellers or Acquired Companies has been granted an extension or waiver of the statute of limitations applicable to any Tax related to any of the Acquired Companies or the Westwater Assets, which period has not yet expired.

(e)None of the Sellers or Acquired Companies is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to any of the Acquired Companies or the Westwater Assets.

(f)None of the Acquired Companies is treated as a partnership for U.S. federal or state income tax purposes.

(g)None of the Westwater Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code or "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

(h)All of the material Westwater Assets that are subject to property Taxes have been properly listed and described on the property tax rolls of the appropriate Governmental Authority for all assessment dates prior to Closing.

(i)The Sellers and the Acquired Companies, as applicable, have materially complied with all escheat or unclaimed property Laws with respect to funds or property received in connection with owning or operating the Westwater Assets.

Section 3.18Environmental and Reclamation Surety.

(a)Except as set forth on Schedule 3.18 or as would not have a Material Adverse Effect:

(i)with respect to the Westwater Assets, the Acquired Companies are, and, to the knowledge of the Sellers, the Acquired Companies have been, operating in full compliance with all Environmental Laws;

(ii)none of the Sellers or Acquired Companies or their Affiliates has entered into, nor is any of the Sellers or Acquired Companies or their Affiliates subject to any Governmental Order that relates to the present or future use of any of the Westwater Assets or requires any material change in the present Environmental Condition of any of the Westwater Assets;

(iii)no Governmental Order or other action is pending, and, to the Sellers' knowledge, no Governmental Order or other action has been threatened, by any Governmental Authority or Third Party concerning any alleged violation of, or Environmental Liabilities under, any Environmental Law;

(iv)none of the Sellers or Acquired Companies or their Affiliates has received written notice from any Governmental Authority or Third Party alleging any current or past violation or potential violation of any Environmental Law in respect of any of the Westwater Assets;

(v)no Hazardous Substance has been used, generated, manufactured, refined, treated, transported, stored, handled, disposed of,

transferred, produced or processed at, on, under or from any of the Westwater Assets except in compliance with all Environmental Laws; and

(vi)no Hazardous Substance has been discharged, dumped, pumped, deposited, spilled, leaked, emitted or released by any Person (or, to the knowledge of the Sellers, is otherwise present) at, on, under or from any of the Westwater Assets in such manner or quantity that exceeds applicable limitations, criteria or standards under any Environmental Law or that would require investigation and/or remediation under any Environmental Law.

(b)The Acquired Companies currently satisfy all reclamation financial assurance obligations relating to the Project by maintenance of six (6) surety bonds held in the name of URI, Inc. described on Schedule 3.18 totaling approximately $9,287,509 (the "Current Bond Requirement") plus any additional amount that has been adjusted for annual inflation as per the TCEQ permit requirements (the "Bonds") which are secured and collateralized through the General Agreement of Indemnity by and among Westwater (f/k/a Uranium Resources, Inc.) and Lexon Insurance Company and/or Bond Safeguard Insurance Company dated December 4, 2012 (the "General Indemnity") and the Collateral Trust Agreement by and among Westwater (f/k/a Uranium Resources, Inc.) and Lexon Insurance Company and Bond Safeguard Insurance Company dated January 28, 2013 (the "Collateral Trust") providing for a trust account held at the bank and under the account number set forth on Schedule 3.18 holding cash or cash equivalent collateral totaling approximately $3,742,642 (the "Cash Collateral").

Section 3.19Bankruptcy; Solvency.  There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by, or, to the knowledge of the Sellers, threatened against any Seller, Acquired Company or any Affiliate thereof.  No Seller is entering into this Agreement with actual intent to hinder, delay or defraud any creditor.  Each of the Sellers and Acquired Companies and their Affiliates is currently solvent and will be solvent immediately after the Closing after giving effect to (i) the transactions contemplated in this Agreement and the Ancillary Documents and (ii) any other transactions contemplated by the Sellers or any of their respective Representatives on or after the Closing, which would be taken into account in determining whether any of the transactions contemplated by this Agreement were invalid or illegal under, in violation of, or can be set aside or give rise to, any award or damages, sanctions or other Liability against the Purchaser or any of their respective Affiliates or Representatives under applicable bankruptcy, fraudulent conveyance, fraudulent transfer or other similar Laws.

Section 3.20Consents, Approvals or Waivers.  Schedule 3.20 sets forth any and all consents, approvals and waivers of any nature that any of the Sellers or the Acquired Companies or any of their respective Affiliates or Representatives must obtain from any Person, including any Governmental Authority, in order to consummate the transactions contemplated under this Agreement (and under any Ancillary Document required to be executed and delivered by the Sellers hereunder), other than such consents, approval and waivers which, in the aggregate, would not have a Material Adverse Effect (collectively, "Required Consents").  Except as set forth on Schedule 3.20, each Seller's execution, delivery and performance of this Agreement (and any Ancillary Document required to be executed and delivered by the Sellers hereunder) is not and will not be subject to any Required Consents.  Schedule 3.20 describes, for each Required Consent, (i) the Governmental Authority or other Person from which each Required Consent must be obtained, and (ii) the agency contact information for the Governmental Authority from which each Required Consent must be obtained.

Section 3.21Governmental Authorization.  Provided that each of the Required Consents set forth on Schedule 3.20 is obtained at or before the Closing, the execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which each Seller will become a party, including the sale, transfer and conveyance of the Acquired Companies and any related or resulting changes in control of any of the Westwater Assets, will not (i) violate or conflict with any Law, including any Environmental Law, or any Governmental Order, or (ii) require the approval of any Governmental Authority, except where the violation, conflict or failure to obtain the approval would not have a Material Adverse Effect.

Section 3.22Royalty Obligations.  Except as set forth on Schedule 3.22, no Person is currently entitled to any royalty, net profits interest, carried interest or any other interests based on the production and/or sale of Minerals from the Westwater Assets, including any advance royalties.  Following the Closing, no such interest will exist other than as set forth on Schedule 3.22.

Section 3.23Employment and Benefit Matters.

(a)Other than as disclosed in Schedule 3.23 and except as required by Laws, the Acquired Companies are not party to or bound by any oral or written contract or commitment providing for (i) severance, notice of termination or pay in lieu of notice of termination or termination, severance, retention or similar payments or (ii) cash or other compensation or benefits to any employees (which, for purposes of this Section, includes directors and officers), consultants or agents of the Acquired Companies upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)The Acquired Companies have not made any agreement with, or commitment to, any labor union, employee association or other similar entity or made commitments to or conducted negotiations with any labor union or employee association or similar entity with respect to any future agreements. No trade union, employee association or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the employees of the Acquired Companies.

(c)There has been no and, to the knowledge of the Sellers, there is no threat of any (A) strike, lock-out, work stoppage, work slowdown or labor dispute in the past three years, or (B)  material outstanding labor or employment proceedings or processes of any kind (including unfair labor practice complaints, grievances, arbitrations, worker's compensation claims or applications for declaration of related or successor employer) in respect of any current or former employees of the Acquired Companies.

(d)Schedule 3.23 contains a complete and accurate list of all Benefit Plans. To the extent required, all of the Benefit Plans have been approved by the appropriate authorities. All obligations of the Acquired Companies required to be performed in connection with the Benefit Plans and funding media established therefor, including the making or payment of contributions or premiums, have been performed, and there are no outstanding defaults or violations by the Acquired Companies. There are no outstanding liabilities under any Tax Laws with respect to the Benefit Plans. Other than as disclosed in Schedule 3.23, no Benefit Plan provides benefits to retirees or to employees of the Acquired Companies after termination of employment or provides for retroactive charges or premium increases. There are no participants or other individuals entitled to participate in any Benefit Plan other than current or former employees of the Acquired Companies.

(e)Schedule 3.23 contains a complete and accurate list of (i) the name, position and 2019 and 2020 monthly gross rate of pay of all employees of the Acquired Companies, and (ii) all presently outstanding loans and advances (other than routine travel advances) made by the Acquired Companies to any employee and the current status thereof. The Acquired Companies are in compliance in all material respects with all applicable Laws with respect to their employees, including, salaries, wages, bonuses, dividends, profit distribution, pay increases, payment of sales commissions, and the corresponding payment of any labor charges and social security and other payments under any applicable Laws. As of the Closing Date, any and all employee compensation (e.g., salaries, wages, bonuses, dividends, profit distribution or sharing, pay increases, payment of sales commissions, Benefit Plans and the corresponding payment of any labor charges and social security and other payments under any applicable Laws) that is owed to any employees of the Acquired Companies in respect of any period of time prior to the Closing Date has been fully paid to such employees.

(f)The Acquired Companies do not have any labor-related liability (whether absolute, accrued, contingent or otherwise) to former or retired employees (being only those no longer employed on the date hereof), including without limitation, liabilities for accrued bonuses, vacations and/or sales commissions, all of which have been paid prior to the date of this Agreement.

(g)The Acquired Companies are not subject to any determination under applicable Laws to the effect that any individuals currently directly or indirectly performing services for the Acquired Companies are entitled to benefits granted to employees under applicable Laws or should otherwise be treated as employees for tax purposes or otherwise. The Acquired Companies have not any accrued liabilities with regard to their consultants or other service providers or outsourced contractors or subcontractors other than in the ordinary course of business.

Section 3.24Expropriation. No part of the Westwater Assets has been taken, condemned or expropriated by any Governmental Authority nor has any written notice or proceeding in respect thereof been given or commenced nor do the Sellers or the Acquired Companies know of any intent or proposal to give such notice or commence any such proceedings.

Section 3.25Insurance.  Schedule 3.25 sets forth a complete and accurate list of each insurance policy under which each of the Acquired Companies has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time or relating to any of the Westwater Assets during the past three years.  The Sellers have made available or will make available prior to the Closing Date to the Purchaser a true and complete copy of each such policy that is in effect as of the date of this Agreement.  With respect to each such policy, none of the Acquired Companies, nor, to the Sellers' knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Sellers do not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or allow termination, modification or acceleration under the policy.  None of the Acquired Companies or Sellers has received any notice that any of such policies cannot be renewed in the ordinary course of business, and has no knowledge of any reasonable basis for any such non-renewal.  All appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed any of the Acquired Companies or Sellers of any denial of coverage or reservation of rights thereto. Schedule 3.25 also describes any self-insurance arrangements affecting any of the Acquired Companies or Westwater Assets.

Section 3.26enCore Shares, Securities Matters.  In connection with the delivery of the enCore Shares to Westwater:

(a)The Sellers have had the opportunity to ask questions of and receive answers from enCore regarding the acquisition of the enCore Shares, and have received all the information regarding enCore that they have requested;

(b)The Sellers acknowledge that the enCore Shares are highly speculative in nature and the Sellers have such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the enCore Shares, the Sellers have not relied upon enCore for investment, legal or tax advice, or other professional advice, and have in all cases sought or elected not to seek the advice of their own personal investment advisers, legal counsel and tax advisers. The Sellers are able, without impairing the financial condition of either of them, to bear the economic risk of, and withstand a complete loss of the investment and they can otherwise be reasonably assumed to have the capacity to protect their own interests in connection with their investment in the enCore Shares.

(c)The Sellers acknowledge that enCore may be required to file a report of trade with applicable Canadian securities regulators containing personal information about the Sellers and that enCore may also be required pursuant to applicable securities laws to file this Agreement on SEDAR and EDGAR.  By executing this Agreement, the Sellers authorize the indirect collection of the information described in this Section by all applicable securities regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable securities regulators and (ii) the filing of this Agreement on SEDAR and EDGAR; and

(d)The Sellers acknowledge that the enCore Shares will be issued to the Sellers on a "private placement" basis in Canada and that (i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the enCore Shares, (ii) they have not been provided with an offering memorandum (as defined in any applicable Canadian securities laws) or any similar document in connection with the issuance of the enCore Shares, and (iii) they are purchasing the enCore Shares for investment only, and not with a view to resale or distribution.

(e)The Sellers acknowledge that the enCore Shares have not been and will not be registered under the Securities Act, or applicable state securities laws, and the enCore Shares are being offered and sold to the Sellers in reliance upon Rule 506(b) of Regulation D and/or Section 4(a)(2) under the Securities Act.

(f)Each Seller is an Accredited Investor as defined in Rule 501(a) of Regulation D under the Securities Act on the basis that each Seller meets the requirements of Rule 501(a)(3) of Regulation D, or in the case of Neutron Section 501(a)(8).

(g)The Sellers acknowledge that they are not acquiring the enCore Shares as a result of "general solicitation" or "general advertising" (as such terms are used in Regulation D under the Securities Act), including without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(h)The Sellers acknowledge that the enCore Shares are "restricted securities", as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the Securities Act and applicable state securities laws, and each Seller agrees that if it decides to offer, sell, pledge or otherwise transfer, directly or indirectly, any of the enCore Shares absent such registration, it will not offer, sell, pledge or otherwise transfer, directly or indirectly, any of the enCore Shares, except;

(i)to enCore; or

(ii)outside the United States in an "offshore transaction" in compliance with the requirements of Rule 904 of Regulation S under the 1933 Act, if available, and in compliance with applicable local laws and regulations; or

(iii)in compliance with an exemption from registration under the 1933 Act provided by (a) Rule 144 or (b) Rule 144A thereunder, if available, and in accordance with any applicable state securities or "Blue Sky" laws; or

(iv)in a transaction that does not require registration under the Securities Act or any applicable state securities laws;

(v)and, in the case of subparagraph (iii)(a) or (iv), it has furnished to enCore an opinion of counsel of recognized standing in form and substance satisfactory to enCore to such effect.

(i)The Sellers acknowledge that the certificates representing the enCore Shares shall bear legends required under applicable Canadian and United States securities laws in the following form:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date that is four months and a day after the Closing Date]."

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT").  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO ENCORE ENERGY CORP., (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S ("REGULATION S") UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (D) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO ENCORE INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO ENCORE ENERGY CORP.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS."

And if the certificates representing the enCore Shares have been held for a period of at least six months and if Rule 144 under the Securities Act is applicable (there being no representations by the Purchaser that Rule 144 is applicable), and subject to the restrictions set forth in Section 5.08 hereof, the Sellers may make sales of the enCore Shares only under the terms and conditions prescribed by Rule 144 of the Securities Act or other exemptions therefrom, and if requested by the Sellers, along with presentation by the Sellers of the legal opinion referenced in the above legends, enCore shall use its commercially reasonable efforts to cause its transfer agent to remove the restrictive legend set forth above and provide the Sellers with one or more certificates for the enCore Shares as instructed by the Sellers free from any restrictive legends.

Section 3.27Paycheck Protection Program.

(a)After review and consideration of the requirements of the relevant rules, interim rules, U.S. Small Business Administration procedural notices and FAQs, (a) URI, Inc. determined that it was eligible for a loan under the Paycheck Protection Program (the "PPP Loan"), promulgated under Section 1102 of the CARES Act, at the time of application, acceptance of the PPP Loan and during the spending of the PPP Loan, (b) there were no affiliations which would disqualify URI, Inc. from applying for and receiving the PPP Loan, and (c) to the Sellers’ knowledge, URI, Inc. remains in full compliance with the terms and conditions of the PPP Loan.

(b)URI, Inc.’s application for the PPP Loan, including all representations and certifications therein, was true, correct and complete in all material respects. The Acquired Companies have used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and has complied in all material respects with all requirements of the CARES Act and the Payroll Protection Program described in the CARES Act in connection therewith.

Section 3.28No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), none of Sellers, the Acquired Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Acquired Companies furnished or made available to the Purchaser in a data room, management presentation or in any other form in expectation of the transactions contemplated hereby, or as to the future development, profitability or success of the Westwater Assets or the Project, or any representation or warranty arising from statute or otherwise in law.

Section 3.29Brokers.  No broker, finder, investment banker or other agent is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers or the Acquired Companies.  The Sellers will be solely responsible for payment of any such fee or commission, and the Purchaser will have no direct or indirect responsibility or liability for any such fee or commission.

Article IV.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers the following:

Section 4.01Existence and Qualification.  The Purchaser is a corporation, validly existing and in good standing under the Laws of British Columbia.

Section 4.02Power.  Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized.

Section 4.03Authorization and Enforceability.  The execution, delivery and performance of this Agreement and each Ancillary Document required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other corporate action or shareholder approval or similar action on the part of the Purchaser is necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by Purchaser, and all Ancillary Documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser. This Agreement constitutes, and at the Closing such Ancillary Documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by or subject to general principles of equity.

Section 4.04No Conflicts.  The execution, delivery and performance of this Agreement and each Ancillary Document required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Purchaser, (b) assuming that all consents, approvals and authorizations contemplated by Sections 4.03, 4.06 and 4.07 have been obtained, and all filings described therein have been made, conflict with, breach or violate any Law applicable to Purchaser or by which Purchaser is bound, (c) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or which affects the enCore Shares, or (d) violate any judgment, order, ruling or regulation applicable to Purchaser as a party in interest.

Section 4.05Litigation.  There are no actions, claims, suits, demands or proceedings pending, or, to the knowledge of the Purchaser, being contemplated or threatened in writing by a Person, before any Governmental Authority, arbitrator or mediator to which Purchaser is a party which would impair the Purchaser's ability to perform its obligations under this Agreement or any Ancillary Document required to be executed and delivered by Purchaser at Closing.

Section 4.06Consents and Preferential Purchase Rights.  None of the enCore Shares is subject to any preferential right to purchase or requires the consent of a Third Party or an Affiliate which may be applicable to the transactions contemplated by this Agreement.

Section 4.07Consents, Approvals or Waivers.  Except as set forth on Schedule 4.07, Purchaser's execution, delivery and performance of this Agreement (and any Ancillary Document required to be executed and delivered by the Purchaser at Closing) is not and will not be subject to any consent, approval or waiver from any Governmental Authority or Person.

Section 4.08Securities Matters.  As of the Closing, the enCore Shares will be validly issued, fully paid and outstanding.

Section 4.09Public Filings.  As of the Closing, copies of enCore's prospectuses, financial statements, management discussion & analysis, annual information forms, management information circulars, material change reports and other public disclosure documents (including exhibits and amendments thereto, and documents incorporated by reference therein) filed with or furnished to the securities regulatory authorities in the Provinces of Canada in which enCore is a "reporting issuer" or equivalent ("Canadian Securities Regulatory Authorities")  since January 1, 2014 (collectively, the "SEDAR Reports") are available online through SEDAR.  enCore has timely filed each of the enCore SEDAR Reports required to be filed or submitted by it or mailed to its shareholders pursuant to the applicable securities legislation (including any rules and regulation promulgated thereunder) of each of the Provinces of Canada in which enCore is a "reporting issuer" or equivalent.  As of their respective dates (or, if any enCore SEDAR Reports were amended, as of the date such amendment was filed on SEDAR), each enCore SEDAR Report, including any financial statements or schedules included therein, (i) complied in all material respects with all applicable requirements of such applicable securities legislation and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.10Independent Investigation.

 Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Companies and Westwater Assets as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with documents and information to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents. Purchaser acknowledges that Sellers have given Purchaser access to certain employees, documents and facilities of the Acquired Companies. Purchaser acknowledges and agrees that the Acquired Companies and the Securities are sold "as-is". Purchaser agrees to accept the Acquired Companies and the Westwater Assets in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and Purchaser expressly acknowledges and agrees that it is not relying on (and Purchaser and its Affiliates expressly disclaim reliance on), any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in Article III of this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in Article III of this Agreement, Purchaser acknowledges that Sellers make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the Westwater Assets.

Article V.COVENANTS OF THE PARTIES

Section 5.01Access to Records.  Between the Execution Date and the Closing Date, the Sellers and their Affiliates will give the Purchaser and its Representatives reasonable access to the

Records pertaining to the Acquired Companies and the Westwater Assets and the right to copy, at the Purchaser's sole cost and expense, such Records, for the purpose of conducting a confirmatory review of the Acquired Companies and the Westwater Assets.  The Sellers and their Affiliates will cooperate with Purchaser and its Representatives in their efforts to obtain such additional information relating to the Acquired Companies and the Westwater Assets as Purchaser or its Representatives may reasonably request. Such reasonable access to Records shall not unreasonably interfere with the normal operations of the Sellers or the Acquired Companies and neither the Sellers nor the Acquired Companies shall be required to provide access or to disclose information where such access or disclosure would jeopardize attorney-client privilege of the Sellers, or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

Section 5.02Government Reviews.  In a timely manner, the Sellers, the Acquired Companies and Purchaser will (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated by this Agreement, including without limitation the completion and filing of a new core data form and evidence of competency filings with the TCEQ, and (b) provide such information as each Party may reasonably request to make such filings, prepare such applications and conduct such negotiations.  To the extent necessary, each Party will reasonably cooperate with and assist the other Parties in pursuing such filings, applications and negotiations.  Each Party will be responsible for and will make any governmental filings required to be made by such Party to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.03Public Announcements; Confidentiality.

(a)The Parties will make a joint public announcement concerning the execution of this Agreement and the transactions contemplated hereunder promptly following the Execution Date, the contents of which will be mutually agreed among the Parties.  Otherwise, no Party will make any other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent (of which email will be sufficient) of the other Party, except that the foregoing will not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents) or (ii) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over any of the Parties or their respective Affiliates; provided, that, in each case, each Party will consult with the other Party regarding the contents of any disclosure regarding the execution of this Agreement or the Closing of the transactions contemplated hereby prior to making such disclosure, and that each Party will use its reasonable efforts to consult with the other Parties regarding the contents of any other disclosure.

(b)Except as required by Law or the applicable rules of any stock exchange having jurisdiction over any of the Parties or their respective Affiliates, the Parties will be bound by the terms, conditions and obligations set forth in the Confidentiality Agreement, the terms of which are deemed to be incorporated by reference into this Agreement.

Section 5.04Operation of Business; Pre-Closing Obligations.

(a)From the Execution Date until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers and the Acquired Companies will:

(i)conduct any business related to the Acquired Companies and the Westwater Assets in the ordinary course of business consistent with their recent activities and prudent industry practice and in compliance with all Laws and will use commercially reasonable efforts to preserve intact the Acquired Companies' business organizations and goodwill, including, keeping available the services of the Acquired Companies' officers, employees and consultants and maintaining reasonably satisfactory relationships with vendors, customers and others having business relationships with the Acquired Companies, subject to the terms of this Agreement;

(ii)not commit to any new operation on or involving the Westwater Assets, or incur any contractual obligation or Liability in respect of the Acquired Companies or the Westwater Assets, requiring future capital expenditures in excess of $10,000;

(iii)maintain insurance coverage for the Acquired Companies and on the Westwater Assets in the amounts and of the types currently in force;

(iv)maintain all Permits, approvals, bonds and guaranties affecting the Westwater Assets, and make all filings that the Acquired Companies or their Affiliates are required to make under applicable Law with respect to such Westwater Assets;

(v)not transfer, sell, hypothecate, encumber or otherwise dispose of any interest in the Acquired Companies or portion of the Westwater Assets, except in the ordinary course of business;

(vi)not create any lien, security interest or other Encumbrance with respect to the Acquired Companies or the Westwater Assets, nor (1) enter into any agreement for the sale, disposition or encumbrance of any interest in the Acquired Companies or portion of the Westwater Assets, nor (2) dedicate, sell, encumber or dispose of any Minerals produced from the Westwater Assets, if any, except in the ordinary course of business;

(vii)not issue any equity or equity-like securities relating to the Acquired Companies, or securities convertible into or exchangeable or exercisable for equity or equity-like securities relating to the Acquired Companies, or grant any preferential right or other right to purchase any of the Westwater Assets, except in the ordinary course of business, or agree to require the consent of any Person not otherwise required to consent to the transfer and conveyance of the Acquired Companies to the Purchaser;

(viii)not voluntarily abandon any of the Westwater Assets other than in the ordinary course of business or as required pursuant to applicable Law;

(ix)not (1) incur or assume any Indebtedness with respect to the Acquired Companies or the Westwater Assets except Indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $10,000 in the aggregate, (2) materially modify the terms of any Indebtedness with respect to the Acquired Companies or the Westwater Assets, (3) cause the Acquired Companies to assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $10,000 in the aggregate, or (4) cause the Acquired Companies to make any loans, advances or capital contributions to, or investments in, any other Person (other than short-term investments of cash in the ordinary course of business);

(x)not increase the compensation payable or to become payable or the benefits provided to the Acquired Companies' directors, managers, officers or employees in their roles as directors, managers, officers or employees of the Acquired Companies;

(xi)not grant, or change, any severance or termination pay of the directors, managers, officers or employees of the Acquired Companies, other than with respect to employment agreements entered into with new employees in the ordinary course of business and consistent with past practice;

(xii)not take any action that would result in the breach of any representation and warranty of Sellers hereunder (except for representations and warranties made as of a specific date) such that the Purchaser would have the right to terminate this Agreement; and

(xiii)not enter into any agreement with respect to any of the foregoing.

Any requests for approval of any action restricted by this Section 5.04(a) will be delivered to Purchaser in accordance with the notice provisions of Section 11.02.  Purchaser's approval of any action restricted by this Section 5.04(a) will be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the notice to the Purchaser) after the notice to the Purchaser requesting such consent unless the Purchaser provide notice to the contrary during that period.  In the event of an emergency, the Sellers and Acquired Companies may take such action as a reasonably prudent Person would take in response to such emergency and will notify the Purchaser of such action promptly thereafter.

(b)Prior to the Closing Date, the Parties will complete well sampling and analysis of the chemical parameters of the production zone and production wells in accordance with the provisions of the Letter of Intent (the "Well Sampling"). The Well Sampling will be conducted at Purchaser's expense, except the costs of analysis made in-house by Westwater.

Section 5.05Bonds and Indemnifications.  On or before the Closing, the Purchaser will enter into a new parent indemnification agreement with respect to and in collateral support of the Bonds in replacement of the General Indemnity thereby releasing Westwater from the General Indemnity, and the Parties will arrange for the assignment and transfer of all the rights of the settlor under the Collateral Trust to Purchaser. At the Closing and the assignment and transfer of the rights under the Collateral Trust to Purchaser, Purchaser will pay to Westwater, in readily available funds, a dollar amount equal to the amount that the Cash Collateral exceeds $3,000,000. The Bonds will remain in place in the name of URI, Inc. and the Cash Collateral under the Collateral Trust will remain in place for the benefit of Purchaser.

Section 5.06Financial Statements.  Each Party acknowledges that the other Party or its Affiliates may be required to include (either directly or through incorporation by reference, or both) statements of revenues and direct operating expenses and other financial information relating to the transactions contemplated by this Agreement in a prospectus, a prospectus supplement, registration statement or other public filing, as applicable, and that such financial statements may be required to be audited.

Section 5.07Non-Solicitation and Acquisition Proposals.

(a)Each of the Sellers agrees that neither it nor any of the Acquired Companies nor any of the Sellers' or Acquired Companies' respective Affiliates or Representatives will, and the Sellers will cause the Acquired Companies and the Sellers' and Acquired Companies' respective Affiliates and Representatives not to:

(i)solicit, assist, initiate, knowingly encourage or facilitate (including by way of discussion (other than to state they are not permitted to have discussions)), negotiate, furnish information, permit any visit to any facilities or properties of the Acquired Companies, or enter into any form of written or oral agreement, arrangement or understanding with respect to any inquiries, proposals or offers regarding, or that may reasonably be expected to lead to, any Acquisition Proposal;

(ii)engage or participate in any discussions (other than to state they are not permitted to have discussions) or negotiations regarding, or provide any information with respect to or otherwise cooperate in any way with any person (other than Purchaser and its Representatives) regarding any Acquisition Proposal or Potential Acquisition Proposal;

(iii)accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal; or

(iv)release any Person from or waive or otherwise forebear in the enforcement of any confidentiality or standstill agreement or any other agreement with such Person that would facilitate the making or implementation of any Acquisition Proposal.

(b)The Sellers will, and will cause the Acquired Companies and the Sellers' and Acquired Companies' respective Affiliates and Representatives to, cease and cause to be terminated any existing solicitation, discussion, negotiation, encouragement or activity with any Person (other than the Purchaser or any of their Representatives) by Sellers, the Acquired Companies or any of their respective Affiliates or Representatives with respect to any Acquisition Proposal or any Potential Acquisition Proposal.  Sellers and the Acquired Companies and their respective Affiliates and Representatives will cease providing any Person (other than Purchaser or any of its Representatives) with access to information concerning the Acquired Companies or the Westwater Assets in respect of any Acquisition Proposal or any Potential Acquisition Proposal, and request the return or destruction of all confidential information provided to any Person (other than Purchaser or any of its Representatives) that has entered into a confidentiality agreement with any of the Sellers or Acquired Companies relating to any Acquisition Proposal or Potential Acquisition Proposal to the extent provided for in such confidentiality agreement and will use all commercially reasonable efforts to ensure that such requests are honored.

(c)The Sellers will ensure that the Acquired Companies and the Sellers' and Acquired Companies' respective Affiliates and Representatives are aware of the prohibitions in this Section 5.07 and will be responsible for any breach of this Section 5.07 by any such Persons.

(d)The Sellers will, and will cause the Acquired Companies to, promptly (and in any event within 24 hours) notify the Purchaser, at first orally and then in writing, of any proposal, inquiry, offer or request received by any of the Sellers or Acquired Companies or their respective Affiliates or Representatives, other than a Superior Proposal: (i) relating to an Acquisition Proposal or a potential Acquisition Proposal or inquiry that could reasonably lead or be expected to lead to an Acquisition Proposal (a "Potential Acquisition Proposal"); (ii) for discussions or negotiations in respect of an Acquisition Proposal or Potential Acquisition Proposal; or (iii) for non-public information relating to the Acquired Companies or any of their respective Affiliates or the Westwater Assets, or access to properties, books and records or a list of shareholders or members of any of the Acquired Companies. Such notice will include the identity of the person making such proposal, inquiry, offer or request and a description of the terms and conditions thereof. The Sellers and the Acquired Companies will provide a copy of any Acquisition Proposal and all written communications with such person and such details of the proposal, inquiry, offer or request that the Purchaser may reasonably request.  The Sellers and the Acquired Companies will keep the Purchaser promptly and fully informed of the status, including any change to the material terms, of such proposal, inquiry, offer or request and will respond promptly to all inquiries by the Purchaser with respect thereto.

(e)Notwithstanding the provisions of this Section 5.07, the restrictions of this Section 5.07 will not apply if an unrelated Third Party makes an unsolicited written proposal to Westwater to acquire Westwater, the Acquired Companies or the assets of the Acquired Companies which (a) in the good faith opinion of the board of directors of Westwater, would if completed in accordance with its terms result in a transaction more favorable from a financial point of view to the shareholders of Westwater than the terms of the transactions contemplated hereby and (b) if the board of directors of Westwater reasonably believes, after consultation with its outside legal counsel, that failing to respond to and take any relevant action in respect of such proposal would be inconsistent with the performance by the directors of their fiduciary duties under applicable law (a "Superior Proposal").  If Westwater receives a Superior Proposal, Westwater will provide written notice to Purchaser that it intends to proceed with the Superior Proposal, together with a copy of the Superior Proposal and a certificate of an officer of Westwater certifying that such Superior Proposal meets the requirements of this Section 5.07(e), together with supporting documentation as may reasonably be requested by Purchaser to establish compliance with this Section 5.07(e).  Upon receipt of such notice of the Superior Proposal, Purchaser will have the right to match the terms of the Superior Proposal, which it may exercise by written notice of such exercise to Westwater within ten (10) Business Days after receipt of notice of the Superior Proposal in accordance with this Section 5.07(e). If Purchaser fails to exercise its rights to match the terms of the Superior Proposal, Westwater may proceed with the Superior Proposal following paying of the Break Fee to Purchaser.

Section 5.08Section 11e.(2) Material. Westwater estimates that there remains 3,340 cubic yards of uranium mining tailings or waste products as defined in Section 11e.(2) of the Atomic Energy Act of 1954, as amended 42 U.S.C Ch. 14 ("Section 11e.(2) Material") located at the Kingsville Dome Project, the Vasquez Project and the Rosita Project, subject to an additional twenty percent (20%) contingency, for a total of 4,000 cubic yards of Section 11e.(2) Material.  In lieu of conducting any soil sampling and testing at such three (3) project sites, the Parties agree that if after Closing, Purchaser identifies and ships for disposal Section 11e.(2) Material in excess of 4,000 cubic yards, then Westwater will indemnify and reimburse Purchaser for any additional costs with respect to the excess Section 11e.(2) Material, up to a limit of One Hundred Twenty-Five Thousand Dollars ($125,000), which indemnification obligation will survive Closing for a period of up to sixty (60) months and is not subject to the limitations set forth in Section 9.04 or Section 9.05.

Section 5.09Sales of enCore Shares. For the period of twenty-four (24) months following the Closing Date, if Westwater intends to sell 250,000 or more of enCore Shares in a single sale, then Westwater must give at least three (3) Business Days prior written notice to enCore of such proposed sale, stating the price (which may reference market prices for enCore’s shares on the TSXV or an OTC market) and any other proposed terms of such sale. enCore will have the right to purchase all of such enCore Shares or to identify an alternate buyer to purchase all of such enCore Shares on the same terms, and in the case of proposed sales by Westwater at market prices on the TSXV or an OTC market, at the most recent closing price of enCore’s shares on the TSXV before delivery of the written notice by Westwater. enCore may exercise such right by written notice to Westwater within such three (3) Business Days period identifying the buyer, and a binding agreement relating to such purchase of the subject enCore Share must be completed within a further three (3) Business Days (which will be deemed completed upon delivery of the purchase price to Westwater).  If enCore elects not to purchase or identify a buyer for such subject enCore Shares and does not provide notice to Westwater within the three (3) Business Day period, or does not thereafter complete, or cause to be completed, a binding agreement relating to the purchase within the required further three (3) Business Days, then Westwater will be entitled to sell any of such enCore Shares on the same terms as proposed in the original notice of proposed sale. If the proposed sale of enCore Shares is not completed within a further three (3) Business Days or if there is a change in the price of other terms of the sale, excluding any changes in the market prices for enCore’s shares on the TSXV or an OTC market in the event Westwater provides notice of its intent to sell the enCore Shares on the TSXV or an OTC market, then the notice requirements and option provisions of this Section 5.09 will again apply to any intended sale of enCore Shares.

Section 5.10Post-Closing Consulting.  After the Closing, Westwater will make available to Purchaser and the Acquired Companies the consulting services of Dain McCoig, Vice President of Operations, and Joshua Holland, Manager of Operations, for a period of up to twelve (12) months following Closing, for up to seven hundred fifty (750) hours each and at Closing enCore and Westwater will enter a consulting agreement to document such arrangement in a form substantially similar to that attached hereto as Exhibit 4.

Section 5.11Employee Matters.

 URI, Inc. employees, [OMITTED] are employed by URI, Inc. under H-1B visas. At Closing, enCore will assume the H-1B obligations of Westwater associated with [OMITTED], and will issue a sworn statement regarding the assumption of such obligations.

Section 5.12Books and Records.

(a)In order to facilitate the resolution of any action, suit, Governmental Authority proceeding (including relating to dormant, abandoned or unclaimed property) or audit against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, the Purchaser shall:

(i)retain the books and records of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii)upon reasonable notice, afford the Sellers and their Representatives reasonable access (including the right to make, at the Sellers’ expense, photocopies or digital scans), during normal business hours, to such books and records.

(b)In order to facilitate the resolution of any action, suit, Governmental Authority proceeding (including relating to dormant, abandoned or unclaimed property) or audit against or incurred by the Purchaser after the Closing, or for any other reasonable purpose, for a period of five years after the Closing, the Sellers shall:

(i)retain the books and records of the Sellers which relate to the Acquired Companies and their operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Purchaser and its Representatives reasonable access (including the right to make, at the Purchaser’s expense, photocopies or digital scans), during normal business hours, to such books and records.

(c)Neither the Purchaser nor the Sellers shall be obligated to provide the other Party with access to any books or records pursuant to this Section 5.12 where such access would violate applicable Law.

Section 5.13Grants Mineral Belt Database.

(a)After the closing, the Sellers will promptly make available to the Purchaser that collection of technical documents and other written information at the Seller’s office facility or a near-by rental storage facility both located in Centennial, Colorado that is generally referred to as the "Grants Mineral Belt Database."  The Grants Mineral Belt Database is a uranium information database of historic drill hole logs, assay certificates, maps, and technical reports for the western United States.  The Grants Mineral Belt Database includes two lateral files cabinets of unorganized technical data as well as multiple white cardboard file boxes or banker’s boxes labeled “Cebolleta” or “Juan Tafoya,” all of which is owned by Neutron Energy, Inc.  The Grants Mineral Best Database also includes several 4-drawer file cabinets, several tall metal cabinets, some lateral file cabinets, numerous other cardboard boxes in varying condition (some of which contain rolled maps) and various map racks, all of which is owned by Uranco, Inc.

(b)After the Closing, the Purchaser will promptly notify Westwater upon discovering any files or other materials included in the copy of the Grants Mineral Belt Database delivered to the Purchaser after the Closing that clearly are not a part of the Grants Mineral Belt Database, as well as any other files, materials, email messages, documents or other information in written form that relate in any manner to Westwater’s Coosa Graphite Project (including files or other materials relating to Alabama Graphite Corp.) or to Anatolia Energy Limited, Adur Madencilik Limited Sirketi, or the Temrezli and Şefaatli uranium projects located in the Republic of Turkey. At Westwater’s request, the Purchaser will promptly return to Westwater or destroy any such files or other materials, in each case at Westwater’s expense.

Section 5.14PPP Loan.

 If not completed by Westwater prior to the Closing, promptly following the Closing, Westwater will provide to Purchaser a completed application for forgiveness of the PPP Loan and directions for filing such application. Upon receipt of such application and directions, the Purchaser shall, and shall cause URI, Inc. to, (a) use commercially reasonable efforts to comply with Sections 1102 and 1106 of the CARES Act to obtain forgiveness of the PPP Loan, (b) file the provided application for forgiveness of the PPP Loan and take all other actions reasonably necessary to obtain forgiveness thereof, and (c) work in good faith with Westwater in the PPP Loan forgiveness process. The Purchaser shall promptly notify Westwater of any notices or inquiries provided to URI, Inc. with respect to the PPP Loan by the lender or any Governmental Authority, including any notice of forgiveness of the PPP Loan or any portion thereof or any notice that the PPP Loan or any portion thereof does not qualify for forgiveness under the CARES Act.

Section 5.15VDA Program.

 After the Closing, Westwater shall continue its participation in the Delaware Secretary of State’s Abandoned or Unclaimed Property Voluntary Disclosure Agreement Program (the "VDA Program"), to the extent related to the Acquired Companies or the Westwater Assets at the time of the Closing and as further described on Schedule 5.15 (the "Unclaimed Property Obligations"). Each Party shall promptly notify the other Parties any notices or inquiries provided to it or the Acquired Companies relating to the subject matter of the VDA Program or the Unclaimed Property Obligations, including notice of any audit of any Acquired Company or the Westwater Assets, and Westwater shall be entitled to assume the defense of any action, audit or other proceeding relating to the VDA Program or the Unclaimed Property Obligations with counsel of its choosing that is reasonably acceptable to the Purchaser. Westwater will indemnify and reimburse the Purchaser for any costs, fines or other Damages arising from the VDA Program or Unclaimed Property Obligations, which indemnification obligation will survive Closing for the duration of the VDA Program and until all statutes of limitation with respect to the Unclaimed Property Obligations have run and is not subject to the limitations set forth in Section 9.04 or Section 9.05.

Section 5.16Further Assurances.  After the Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any Ancillary Document delivered pursuant to this Agreement.

Article VI.CONDITIONS TO CLOSING

Section 6.01Purchaser Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of each of the following conditions precedent on or before the Closing:

(a)Representations and Warranties.  The representations and warranties of each Seller set forth in Article III will be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that are made only as of a specific date, which representations and warranties will have been true and correct in all respects or true and correct in all respects, as the case may be, as of such specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b)Performance.  Each Seller has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, has been issued and remains in force;

(d)Governmental and Stock Exchange Approvals.  All consents and approvals of any Governmental Authority and any stock exchange required for this Agreement and consummation of the transactions contemplated hereby and the issuance of the enCore Shares to Westwater as contemplated by this Agreement have been granted.  Further, all consents and approvals of any Governmental Authority required for the transfer of the Acquired Companies from the Sellers to the Purchaser and any related or resulting changes of control of any of the Westwater Assets as contemplated by this Agreement, including the consents and approvals listed on Schedule 3.20, except consents and approvals by Governmental Authorities that are customarily obtained after closing, have been granted, or the necessary waiting period has expired, or early termination of the waiting period has been granted by the applicable Governmental Authority;

(e)Third-Party Consents.  The Sellers have obtained all Required Consents and delivered or caused to be delivered to the Purchaser satisfactory documentation or other evidence thereof that: (i) The Uranium Sales Contract has been terminated; (ii) The Well Sampling has been completed; (iii) CFIUS Approval has been obtained; (iv) The Sellers have delivered, or caused to be delivered, to Purchaser the documents listed in Section 7.03; and (v) As at the time of Closing, the Acquired Companies will be holding Cash Collateral under the Collateral Trust in an amount of at least $3,742,500 as described under Section 3.18(b); and the Acquired Companies will have Zero Working Capital Balances.

(f)Board Approval.  This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of the Sellers.

Section 6.02Sellers' Conditions to Closing.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers) of each of the following conditions precedent on or before the Closing:

(a)Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article IV will be true and correct in all respects, in each case, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that are made only as of a specific date, which representations and warranties will have been true and correct in all respects or true and correct in all respects, as the case may be, as of such specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby;

(b)Performance.  Purchaser has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this

Agreement or any Ancillary Document, or awarding damages in connection therewith, has been issued and remains in force;

(d)Governmental Consents.  All consents and approvals of any Governmental Authority or stock exchange required for the issuance of the enCore Shares to the Sellers as contemplated by this Agreement has been granted;

(e)Third Party Consents.  The Purchaser has obtained the approval of any Person whose consent is required in order to complete the transactions contemplated hereby, and the Purchaser has delivered or caused to be delivered to the Sellers satisfactory documentation or other evidence of the approvals required under this section;

(f)Replacement of Indemnity.  Purchaser has entered into a new parent indemnification agreement with respect to and in collateral support of the Bonds in replacement of the General Indemnity thereby releasing Westwater from the General Indemnity either at Closing or promptly following Closing, provided the TCEQ has notified Westwater of such release promptly following Closing;

(g)Listing of enCore Shares.  The enCore Shares to be issued at the Closing pursuant to Section 2.02(a) have been approved (or conditionally approved, as applicable) for listing on the TSXV, subject to official notice of issuance or customary conditions;

(h)Purchaser Closing Deliveries. The Purchaser has delivered, or caused to be delivered, to the Sellers the documents listed in Section 7.02; and

(i)Board Approval.  This Agreement and the transactions contemplated hereby have been duly approved by the Boards of Directors of the Purchaser.

Section 6.03Frustration of Closing Conditions.  No Party may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Section 6.01 or Section 6.02, as the case may be, to be satisfied if such failure was caused by such Party's breach of any provision of this Agreement.

Article VII.CLOSING

Section 7.01Time and Place of the Closing.  Unless otherwise agreed to in writing by the Parties, consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing"), will take place by conference call and electronic transfer of signature pages and deliverables on or before December 31, 2020, or if all conditions in Article VI to be satisfied on or before the Closing have not yet been satisfied or waived as of such time, then within five (5) Business Days of such conditions having been satisfied or waived, subject, in each case, to the rights of the Parties under Article VIII.  The "Closing Date" is the date on which the Closing actually occurs.  For Tax and accounting purposes (to the extent permitted by Law and generally accepted accounting principles), the Closing will be deemed to be effective as of 11:59 p.m. local time on the Closing Date.

Section 7.02Obligations of the Purchaser at the Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Sellers of their obligations pursuant to Section 7.03, Purchaser will deliver or cause to be delivered to the Sellers the following:

(a)certificate(s) issued in the name of Westwater (as specified in Section 2.02(a)(i), (ii), (iii) and (iv)) representing in the aggregate the enCore Shares to be issued to the Sellers pursuant to Section 2.02(a);

(b)the executed Royalty Deed and the executed Net Profits Agreement;

(c)a certificate executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been fulfilled;

(d)a form W-9 for each of the Sellers;

(e)where consents or approvals are received by the Purchaser pursuant to Section 6.02(d), Section 6.02(e) or Section 6.02(i), copies of those approvals or releases;

(f)evidence satisfactory to the Sellers, acting reasonably, that Purchaser has entered into a new parent indemnification agreement with respect to and in collateral support of the Bonds in replacement of the General Indemnity thereby releasing Westwater from the General Indemnity either at Closing or promptly following Closing provided the TCEQ has notified Westwater of such release promptly following Closing;

(g)Subject to Section 7.04, a counterpart of the PPP Escrow Agreement, duly executed by the Purchaser; and

(h)all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

Section 7.03Obligations of the Sellers at the Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.02, the Sellers will deliver or cause to be delivered to the Purchaser the following:

(a)the duly executed Assignments of the Securities in each of the Acquired Companies together with all Certificates;

(b)evidence satisfactory to the Purchaser that, as at the time of Closing:

(i)the Acquired Companies have an amount equal to at least $3,742,500 in trust as cash collateral for the reclamation obligations relating to the Westwater Assets;

(ii)the Acquired Companies have restoration Bonds in place in the amount of the Current Bond Requirement; and

(iii)the Acquired Companies have a Zero Working Capital Balance;

(c)the written resignation or other evidence of termination of each director and officer of the Acquired Companies and a release of all claims against the Acquired Companies by each such director and officer, each in form and substance satisfactory to the Purchaser, acting reasonably;

(d)certificates executed by an authorized officer of each Seller, dated as of the Closing Date, certifying on behalf of each Seller that the conditions set forth in Section 6.01(a), Section 6.01(b) and Section 6.01(c) have been fulfilled;

(e)where consents, approvals or releases are received by the Sellers pursuant to Section 6.01(d), Section 6.01(e), Section 6.01(h) or Section 6.01(f), copies of those approvals or releases;

(f)copies of any books and records, minute books, Westwater Contracts, Permits, Records and other documents and files of the Acquired Companies that were not previously provided to the Purchaser;

(g)an assignment and assumption of the Collateral Trust to Purchaser in a form reasonably acceptable to Purchaser and Westwater;

(h)Subject to Section 7.04, a counterpart of the PPP Escrow Agreement, duly executed by the PPP Escrow Agent and Westwater; and

(i)all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

Section 7.04PPP Escrow Agreement.  Notwithstanding anything contained herein to the contrary, in the event that the Parties are unable to execute the PPP Escrow Agreement prior to the Closing, the Parties will use commercially reasonable efforts to enter into the PPP Escrow Agreement as promptly as possible following the Closing in form and substance reasonably acceptable to the Purchaser and Westwater and, once so established, the Purchaser shall fund the underlying account in accordance with Section 2.05(a).

Article VIII.TERMINATION

Section 8.01Termination.  This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing by:

(a)the mutual written consent of the Parties;

(b)either the Purchaser or the Sellers, by written notice delivered to the other, if the Closing does not occur on or before March 31, 2021, and the failure to close will not be due to the inaction, unreasonableness or bad faith of the Party seeking termination;

(c)by either Purchaser or Sellers, by written notice delivered to the other, if any Governmental Authority  has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action has become final and non-appealable; provided, however, the Party seeking to terminate this Agreement pursuant to this Section 8.01(c) will not have initiated such proceeding through its action or inaction or taken any action in support of such proceeding;

(d)by the Purchaser, if the Purchaser is not then in material breach of this Agreement, by written notice to the Sellers, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by a Seller, that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.01(a) or Section 6.01(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 8.01(d), such date prior to the Closing Date will be substituted for the Closing Date in determining whether the conditions contained in Section 6.01(a) or Section 6.01(b) have been satisfied) and (ii) such breach has not been cured within ten (10) days after written notice is provided to the Sellers of such breach; provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured;

(e)by the Sellers, if the Sellers are not then in material breach of this Agreement, by written notice to the Purchaser, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by an Purchaser that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 8.01(e), such date prior to the Closing Date will be substituted for the Closing Date in determining whether the conditions contained in Section 6.02(a) or Section 6.02(b) have been satisfied) and (ii) such breach has not been cured within ten (10) days after written notice is provided to the Purchaser of such breach; provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured;

(f)by the Sellers, upon delivery of notice of a Superior Proposal and the completion of the process detailed in Section 5.07(e) of this Agreement and nonrefundable payment of the Break Fee to Purchaser.

Section 8.02Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, then the Parties will have no further obligations to enter into the transactions contemplated hereby and this Agreement will have no further force or effect, except for the provisions of Section 1.02, Section 3.29, Section 5.03, Article VIII, Article XI (other than Section 11.01 and Section 11.03), and Appendix A, which will survive the termination of this Agreement and continue in full force and effect.

Article IX.INDEMNIFICATION

Section 9.01Indemnification by the Sellers.  The Sellers covenant and agree to indemnify and hold harmless Purchaser and its Affiliates and respective shareholders, directors, officers, employees, agents, successors and assigns (the "Purchaser Indemnified Parties") from and against any Damages which any of the Purchaser Indemnified Parties may suffer or incur as a result of, or arising out of, or in respect of, without duplication:

(a)any Taxes payable, including for greater certainty any amount required to be paid, withheld or remitted, by the Acquired Companies in respect of taxable periods (or portions of taxable periods) ending on or before the Closing Date;

(b)any material non-performance or material breach of any covenant or agreement contained in this Agreement on the part of the Sellers; or

(c)any material inaccuracy in or material breach of any representation or warranty of the Sellers contained in this Agreement.

Section 9.02Indemnification by Purchaser.  Purchaser covenants and agrees to indemnify and hold harmless the Sellers and their shareholders, directors, officers, employees, agents, successors and assigns (the "Seller Indemnified Parties") from and against any Damages which any of the Seller Indemnified Parties may suffer or incur as a result of, or arising out of, or in respect of:

(a)any material non-performance or material breach of any covenant or agreement contained in this Agreement on the part of the Purchaser;

(b)any material inaccuracy in or material breach of any representation or warranty of the Purchaser contained in this Agreement;

(c)the operations or activities of the Acquired Companies or the Westwater Assets, excepting and excluding those Damages for which Sellers have agreed to indemnify Purchaser and those Damages resulting from the gross negligence or willful misconduct of either Seller; or

(d)a Seller Indemnified Party having been, as the case may be, a shareholder, director, officer, employee, agent or guarantor of the obligations of the Acquired Companies.

Section 9.03Indemnification Actions.  All claims for indemnification under this Article IX will be asserted and resolved as follows:

(a)Third Party Claims.

(i)Promptly after receipt by a Person entitled to indemnity under Section 9.01 or Section 9.02 (an "Indemnified Party") of notice of the assertion or commencement of an action, suit, claim or other legal proceeding made or brought against it by a Third Party (a "Third Party Claim"), such Indemnified Party will promptly give written notice to the Person obligated to indemnify against such

Third Party Claim (an "Indemnifying Party") of the assertion or commencement of such Third Party Claim; provided, that the failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent of actual prejudice arising from such failure.

(ii)If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.03(a)(i) of the assertion of a Third Party Claim, then the Indemnifying Party will be entitled to assume the defense of such Third Party Claim with counsel of its choosing that is reasonably acceptable to the Indemnified Party; provided, however, (i) the Indemnifying Party will not be entitled to assume defense of a Third Party Claim if the Indemnified Party has one (1) or more defenses that cannot be asserted by the Indemnifying Party and such inability would actually prejudice the Indemnified Party, (ii) the Indemnifying Party will not be entitled to assume defense of a Third Party Claim if such claim is being brought by a Governmental Authority or seeks an injunction or provisional relief, and (iii) as a condition to assuming the defense of such Third Party Claim, the Indemnifying Party must acknowledge and agree in writing that each Indemnified Party will be indemnified and held harmless hereunder with respect to the full amount of any and all Damages the Indemnified Party may suffer or incur arising out of or relating to the Third Party Claim.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's express written consent unless (i) there is no finding or admission of any wrongdoing by the Indemnified Party, (ii) the sole relief provided is monetary Damages that is paid in full by the Indemnifying Party, and (iii) the claim does not relate to Taxes.  If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within fifteen (15) Business Days after the Indemnified Party's notice is given, give notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Third Party Claim, then the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement reasonably effected by the Indemnified Party.

(iii)With respect to any Third Party Claim subject to indemnification under this Article IX:  (i) both the Indemnified Party and the Indemnifying Party, as the case may be, will keep the other fully informed of the status of such Third Party Claim and any related legal actions at all stages thereof where such other person is not represented by its own counsel, and (ii) each Party agrees (at its own expense) to render to each other such assistance as a Party may reasonably require of another and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(iv)With respect to any Third Party Claim subject to indemnification under this Article IX, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other Party.  In connection therewith, each Party agrees that: (i) it will use its reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(b)Direct Claims. In order for an Indemnified Party to be entitled to indemnification under this Article IX for a claim which has not arisen in respect of a Third Party Claim (a "Direct Claim"), the Indemnified Party will give the Indemnifying Party prompt written notice thereof; provided, however, the failure to give such prompt written notice will not relieve the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced as a result of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. In no event shall any Indemnifying Party be liable to any Indemnified Party in the case of a Direct Claim for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. The Indemnifying Party will have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. During such sixty (60) day period, the Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party will assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the

Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.04Survivability; Limitation on Actions.

(a)The representations and warranties of Purchaser contained in this Agreement will survive the Closing for the benefit of the Sellers as follows:

(i)as to the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03, and Section 4.04, indefinitely; and

(ii)as to all other representations and warranties not listed in Section 9.04(a)(i), until 24 months following the Closing Date, in each case unless a notice of a bona fide Third Party Claim is given in writing before the expiration of that period, in which case the representation and warranty to which such notice applies will survive in respect of that Third Party Claim until the final determination or settlement of that Third Party Claim.

(b)The covenants and agreements of the Purchaser contained in this Agreement will survive the Closing for the benefit of the Sellers until the last date on which any such covenants and agreements are performed or satisfied.

(c)The representations and warranties of the Sellers contained in this Agreement will survive the Closing for the benefit of the Purchaser as follows:

(i)as to the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.27 and Section 3.29, indefinitely; and

(ii)as to all other representations and warranties not listed in Section 9.04(c)(i), until 24 months following the Closing Date, in each case unless a notice of a bona fide Third Party Claim has been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies will survive in respect of that Third Party Claim until the final determination or settlement of that Third Party Claim.

(d)The covenants and agreements of the Sellers contained in this Agreement will survive the Closing for the benefit of the Purchaser until the last date on which any such covenants and agreements are performed or satisfied.

(e)For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in Section 9.04(a)(ii) and Section 9.04(c)(ii) are contractual statutes of limitations and any claim brought by any Party pursuant to Section 9.04(a)(ii) and Section 9.04(c)(ii) must be brought or filed prior to the expiration of the survival period. The limitations on survivability of representations and warranties under Section 9.04(a)(ii) and Section 9.04(c)(ii) and of covenants and agreements under Section 9.04(b) and Section 9.04(d) will not be applicable to the extent that a Party to which the limitation applies has committed fraud or made an intentional misrepresentation or omission in connection with this Agreement or the transactions contemplated herein.

(f)In no event will any Indemnified Party be entitled to duplicate compensation with respect to the same Damage or Liability under more than one provision of this Agreement and the Ancillary Documents. A Party shall not be liable under this Article IX for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of such Party contained in this Agreement if the Purchaser, in the case of inaccuracies or breaches of the Sellers, or the Sellers, in the case of inaccuracies or breaches of the Purchaser, had knowledge of such inaccuracy or breach prior to the Closing.

(g)The Indemnified Party will take, and cause its Affiliates and Representatives to take, all reasonable steps to mitigate any Damages for which the Indemnifying Party may be liable under this Article IX upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(h)Payments by the Indemnifying Party in respect of any Damages will be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such Damages.  Further, Payments by the Indemnifying Party in respect of any Damages will be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Damages by the Indemnified Party.

(i)The Sellers will not be required to indemnify the Purchaser Indemnified Parties under Section 9.01(c) until the aggregate amount of all Damages in respect of indemnification under Section 9.01(c) exceeds $15,000.  The aggregate amount of all Damages for which the Sellers as a group will be liable to the Purchaser Indemnified Parties pursuant to Section 9.01 will not exceed the sum of $10,000,000.  For avoidance of doubt the $15,000 floor and the $10,000,000 limitation on Damages under Section 9.01(c) do not apply to the Sellers' indemnification obligations set forth elsewhere in this Agreement.

Section 9.05Exclusive Remedies.  Subject to Section 11.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than the indemnification obligations of the Seller set forth elsewhere in this Agreement and claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, except with respect to Section 11.13, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX and the indemnification obligations of Seller set forth elsewhere in this Agreement. Nothing in this Section 9.05 shall limit any Party’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.13 or to seek any remedy on account of fraud by any party hereto.

Article X.TAX MATTERS

Section 10.01Tax Filings.  The Sellers will be responsible for filing with the appropriate Governmental Authority Tax Returns of the Acquired Companies which are (i) required to be filed on or before the Closing Date or (ii) filed on a combined, consolidated or unitary basis with any Seller regardless of when such Tax Return is required to be filed, and Seller shall pay the Taxes reflected on such Tax Returns as due and owing.  The Purchaser will be responsible for filing with the appropriate taxing authorities the applicable Tax Returns of the Acquired Companies that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that the Sellers are required by applicable Law to file a Tax Return with respect to such Taxes after the Closing Date which includes all or a portion of a tax period for which the Purchaser is liable for such Taxes, following the Sellers' request, the Purchaser will promptly pay to the Sellers all Taxes on such Tax Returns allocable to the period or portion thereof beginning at or after the Closing Date, whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  The Sellers will be entitled to all Tax credits and Tax refunds which relate to any such Taxes allocable to any tax period, or portion thereof, ending before the Closing Date and the Purchaser shall pay over to the Sellers the amount of any such Tax credits or Tax refunds within ten (10) days of receipt.  The Purchaser will be entitled to all Tax Credits and Tax refunds which related to any such Taxes allocable to any tax period, or portion thereof, ending on or after the Closing Date.

Section 10.02Current Tax Period Taxes.  Taxes assessed with respect to the Tax period in which the Closing occurs (the "Current Tax Period"), but excluding ad valorem, property, severance production or similar Taxes which are based on quantity of or the value of production of Minerals, will be apportioned between the Purchaser and the Sellers as of the Closing Date with (a) the Sellers being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Closing Date and the denominator of which is the total number of days in the Current Tax Period and (b) the Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the Closing Date and the denominator of which is the total number of days in the Current Tax Period.  Any Taxes which are based on quantity of or the value of production of Minerals will be apportioned between the Sellers and the Purchaser based on the number of units or value of production actually produced and sold, as applicable, before the Closing, and on or after the Closing Date, and all other Taxes which are imposed on the sale, purchase or transfer of tangible property will be apportioned between the Sellers and the Purchaser based on the applicable date of sale, purchase or transfer.

In the event that the Sellers or Purchaser have made any payment for which it is entitled to reimbursement under this Article X, the applicable Party will make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Article XI.MISCELLANEOUS

Section 11.01Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original instrument, but all such counterparts together will constitute but one agreement, whether or not the signatures of all Parties appear on any single counterpart.  Each Party's delivery of an executed counterpart signature page by facsimile (or email PDF) is as effective as executing and delivering this Agreement in the presence of the other Parties.  No Party will be bound by the terms and provisions of this Agreement until such time as all of the Parties have executed counterparts of this Agreement.

Section 11.02Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, and delivered personally or by established overnight courier as follows:

If to Purchaser:

enCore Energy Corp.

250 – 200 Burrard Street

Vancouver, BC, V6C 3L6

Canada

Attention:  Paul Goranson

With a copy to (which will not constitute notice):

Davis, Hutchinson & Wilkerson, L.L.P.

802 N. Carancahua, Suite 1500

Corpus Christi, Texas 78401

Attention:  Marshall R. Wilkerson

If to Seller:

Westwater Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

Attention:  Christopher M. Jones

With a copy to (which will not constitute notice):

Hogan Lovells US LLP

1602 Wewatta Street, Suite 900

Denver, Colorado 80202

Attention:  David R. Crandall

Any Party may change its address for notice by notice to the other Parties in the manner set forth above.  All notices will be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if received prior to 5:00 p.m. local time on a Business Day or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day.

Section 11.03Tax, Recording Fees, Similar Taxes & Fees.  The Sellers will pay and be liable for any sales, use, excise, real property transfer, goods and services, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the sale and transfer of the Acquired Companies hereunder and any other "change of control" payments arising from the transactions hereunder. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 11.04Governing Law; Jurisdiction.

(a)THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NUECES COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN NUECES COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS

BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.04(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY OR THEREBY.

Section 11.05Waivers.  Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may only be waived by the Party to whom such compliance is owed by a written instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement will be deemed or will constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.06Assignment.  Prior to the Closing Date, no Party will assign all or any part of this Agreement, nor will any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may not be unreasonably withheld) and any assignment or delegation made without such written consent will be void.  Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.07Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the Ancillary Documents to be executed hereunder, and the Confidentiality Agreement, as amended hereby, constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.08Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties, their respective successors or permitted assigns and expressly identified as an amendment or modification hereto.

Section 11.09No Third-Party Beneficiaries.  Nothing in this Agreement will entitle any Person, other than the Parties, to any claim, cause of action, remedy or right of any kind.

Section 11.10Construction.  The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm's-length negotiations from equal bargaining positions, and (c) the Parties and their respective legal counsel equally participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter will not apply to the interpretation or construction of this Agreement.

Section 11.11Conspicuous.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE "CONSPICUOUS" FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 11.12Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, such provision will be replaced by such provision as most closely reflects the intent of the invalid provision, and the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

Section 11.13Specific Performance.

 The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[signature pages follow]

IN WITNESS WHEREOF, each Party has caused this Securities Purchase Agreement to be duly executed by its authorized representative as of the Execution Date.

PURCHASER:

ENCORE ENERGY CORP.

By: /s/ W. Paul Goranson

      W. Paul Goranson, Chief Executive Officer

SELLERS:

WESTWATER RESOURCES, INC.

By: /s/ Christopher M. Jones

Name:Christopher M. Jones

Title:President & CEO

URI NEUTRON HOLDINGS II, INC.

By: /s/ Christopher M. Jones

Name:Christopher M. Jones

Title:President & CEO

[Signature Page to Securities Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED DECEMBER 31, 2020, BY AND AMONG ENCORE ENERGY CORP., WESTWATER RESOURCES INC., and URI NEUTRON HOLDINGS II, INC.

DEFINITIONS

"Acquired Company" and "Acquired Companies" have the meanings set forth in the Recitals to this Agreement.

"Acquisition Proposal" means, with respect to any of the Acquired Companies or Westwater Assets, any proposals, offers, inquiries, discussions, submissions, expressions of interest, from any Person or group of Persons regarding, constituting or that may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions):

(i)any activity, merger, amalgamation, arrangement, share exchange, business combination, take-over bid, sale or other disposition of the Acquired Companies or the Westwater Assets;

(ii)a lease, license, a long-term supply agreement, other arrangements having the same economic effect as a sale of the Acquired Companies or any or the Westwater Assets;

(iii)a sale or grant of a royalty or similar transaction involving the Acquired Companies or the Westwater Assets;

(iv)any disposition the Acquired Companies or the Westwood Assets, in each case that could reasonably be expected to impede the completion of the transactions contemplated herein, or oppose, conflict or compete with the transactions contemplated herein; and

(v)any arrangement whereby effective operating control of an Acquired Company is granted to another party or Person.

"Affiliate" means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

"Agreement" has the meaning set forth in Preamble of this Agreement.

"Ancillary Documents" has the meaning set forth in Section 3.03.

"Assignments" has the meaning set forth in Section 2.01.

"Benefit Plan" means any plan, agreement, program or policy, whether funded or unfunded, registered or unregistered, under which any of the Acquired Companies has any liability or contingent liability to any current or former employees relating to retirement savings, pensions or benefits, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement plan, or any

Appendix A-1

bonus, deferred profit-sharing, profit-sharing, stock option, share purchase, stock appreciation, deferred compensation, incentive compensation, supplemental unemployment benefits, hospitalization, health, dental, disability, life insurance, death or survivor's benefit, employment insurance, vacation pay, severance or termination pay or other benefit plan with respect to any current or former employees of any of the Acquired Companies or any eligible dependents of such employees.

"Bonds" has the meaning set forth in Section 3.18(b).

"Break Fee" means Five Hundred Thousand and No/100 Dollars ($500,000.00).

"Business Day" means each calendar day except Saturdays, Sundays, and federal holidays in the United States.

"Canadian Securities Regulatory Authorities" has the meaning set forth in 0.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as signed into law by the President of the United States on March 27, 2020.

"CARES Act Determination Date" means the date which the lender of the PPP Loan (and, to the extent required, any Governmental Authority, including the United States Small Business Administration) has finally determined that all, a portion of, or none of the PPP Loan is eligible for forgiveness pursuant to the provisions of the CARES Act.

"Cash Collateral" has the meaning set forth in Section 3.18(b).

"Cebolleta Project" means the New Mexico uranium property located in west-central New Mexico, approximately 45 miles west-northwest of the City of Albuquerque in the Laguna mining district composed of approximately 6,717 acres of fee (deeded) surface and mineral rights pursuant to a lease with La Merced del Pueblo de Cebolleta dated March, 2007.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et-seq., as amended.

"Certificates" has the meaning set forth in Section 2.01.

"CFIUS" means the Committee on Foreign Investment in the United States.

"CFIUS Approval" means (i) the Acquired Companies and the Purchaser have received a written notification from CFIUS that it has determined that (A) the acquisition of the Acquired Companies by the Purchaser is not a covered transaction under Section 721 of the Defense Production Act of 1950, as amended ("Section 721"); or (B) it has concluded its review under Section 721 and has determined that there are no unresolved national security concerns with respect to the acquisition of the Acquired Companies by the Purchaser; or (ii) if CFIUS undertakes an investigation of the acquisition of the Acquired Companies by the Purchaser, the Acquired Companies and the Purchaser shall have received notification from CFIUS that it has concluded all action under Section 721 and has determined that there are no unresolved national security concerns with respect to the acquisition of the Acquired Companies by the Purchaser

Appendix A-2

and no Material Mitigation Measure has been imposed on either the Acquired Companies or the Purchaser by the U.S. Government as a condition to proceeding with the acquisition of the Acquired Companies by the Purchaser.

"Closing" has the meaning set forth in Section 7.01.

"Closing Date" has the meaning set forth in Section 7.01.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Collateral Trust" has the meaning set forth in Section 3.18(b).

"Confidential Information" has the meaning set forth in the Confidentiality Agreement.

"Confidentiality Agreement" means that certain Confidentiality Agreement between enCore and Westwater dated April 24, 2020.

"Control" means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms "Controls" and "Controlled by" and other derivatives will be construed accordingly.

"Current Bond Requirement" means the dollar amount of restoration surety bonds required to be maintained by the Acquired Companies as described in Section 3.18.

"Current Tax Period" has the meaning set forth in Section 10.02.

"Damages" means the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term "Damages" will not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), or (ii) any Liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any indemnified Party after the Closing Date.

"Defensible Title" means title that is:

(i)free from such reasonable doubt that a prudent Person engaged in the business of ownership, development and operation of producing uranium mining properties with knowledge of all of the facts and their legal bearing would be willing to accept the same; and

(ii)free and clear of any and all Encumbrances, obligations, and defects, other than Permitted Encumbrances.

Appendix A-3

"Direct Claim" has the meaning set forth in Section 9.03(b).

"EDGAR" means the Electronic Data Gathering, Analysis, and Retrieval system for automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.

"enCore" has the meaning set forth in the Preamble.

"enCore Share Price" has the meaning set forth in Section 2.02(a).

"enCore Shares" has the meaning set forth in Section 2.02(a).

"Encumbrance" means a mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option, claim, royalty or other encumbrance or charge, whether or not registered or registrable, but does not include a Permitted Encumbrance.

"Environmental Condition" means: (i) any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes, or could reasonably be expected to cause, any Westwater Asset to become subject to, or its owner or operator to incur any Liability or be potentially liable for, any removal, remediation, or response action under, or not be in compliance with, any Permits or Environmental Law; or (ii) any event or condition described in the preceding clause (i) that results, or could reasonably be expected to result, in any Liability to any Governmental Authority for any removal, remediation, or response action, or to any other Person for injury to or death of any Person, Persons, or other living thing, or damage, loss, or destruction of property located on such Westwater Asset.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et-seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et-seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 through 1387 et-seq.; the Clean Air Act, 42 U.S.C. § 7401 et-seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 through 5127; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et-seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et-seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 through 11050; the Atomic Energy Act of 1954, as amended, 42 U.S.C. § 2011 et-seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f et-seq.; and all similar Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, human health, natural resources or threatened, endangered or protected species, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Westwater Assets.

"Environmental Liabilities" means any and all environmental response costs (including costs of removal and remediation), reclamation costs, corrective action costs, damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys' fees and other Liabilities incurred or imposed (i) pursuant to any Governmental Order to the extent arising out of any violation of, or obligation under, any Environmental Law which are attributable to the ownership or operation

Appendix A-4

of the Westwater Assets or any other assets previously owned or operated by any of the Acquired Companies or (ii) pursuant to any claim or cause of action by any Governmental Authority or any Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any obligation under, any Environmental Laws which is attributable to the ownership or operation of the Westwater Assets or any other assets previously owned or operated by any of the Acquired Companies.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Execution Date" has the meaning set forth in the Preamble of this Agreement.

"Financial Statements" has the meaning set forth in Section 3.08(a).

"General Indemnity" has the meaning set forth in Section 3.18(b).

"Governmental Authority" means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

"Governmental Order" means any order, writ, judgment, injunction, decree, consent, stipulation, determination or award entered by or with any Governmental Authority.

"Grants Mineral Belt" means the geological mining district that extends northwest to southeast along the southern margin of the San Juan Basin in Cibola, McKinley, Sandoval and Bernalillo Counties, New Mexico and containing the Chuska, Gallup, Ambrosia Lake and Laguna uranium mining districts.

"Grants Mineral Belt Database" has the meaning set forth in Section 5.13(a).

"Hazardous Substances" means any pollutants, contaminants, toxic, radioactive or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Minerals).

"Indebtedness" of any Person means and includes, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) amounts owing as deferred purchase price for property or services, including all seller notes and "earn-out" payments; (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or financial debt security; (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third Persons, (f) obligations under any interest rate, currency or other hedging agreement; (g) obligations or commitments under capitalized leases (capital portion); (h) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any

Appendix A-5

indebtedness, obligation, or liability of the type described in clauses (a) through (h) above, or (i) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above. Notwithstanding anything to the contrary, the PPP Loan Amount shall not constitute Indebtedness.

"Indemnified Party" has the meaning set forth in Section 9.03(a).

"Indemnifying Party" has the meaning set forth in Section 9.03(a).

"Interim Financial Statements" has the meaning set forth in Section 3.08(a).

"Juan Tafoya Project" means the New Mexico uranium property located in west-central New Mexico near the eastern end of the Grants Mineral Belt, approximately 45 miles west-northwest of City of Albuquerque and 25 miles northeast of the City of Laguna, being the southeasterly extension of the Grants Mineral Belt covering an area of approximately 4,097 acres of fee (deeded) surface and mineral rights owned by the Juan Tafoya Land Corporation and 24 leases with private owners of small tracts.

"Kingsville Dome Project" means the Texas uranium property located in Kleberg County, Texas, approximately 35 miles southwest of the city of Corpus Christi and 8 miles southeast of the town of Kingsville, comprised of numerous mineral leases from private landowners, covering an area of approximately 2,434 gross and 2,227 net acres of mineral rights, together with a uranium processing facility.

"Laws" means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.

"Letter of Intent" means that certain Binding Letter of Intent for the Proposed Transaction between enCore Energy Corp and Westwater Resources, Inc. executed by enCore and Westwater September 1, 2020.

"Liability" (and with the correlative meaning, "Liabilities") means all losses, costs, expenses, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

"Material Adverse Effect" means any event, condition, effect, change, development or circumstance that, individually or when considered together with any other events, conditions, effects, changes, developments or circumstances, would reasonably be expected to have a material adverse effect on the Acquired Companies, the Project or the Westwater Assets, taken as a whole; provided, however, "Material Adverse Effect" will not include any condition, effect, change, development or circumstance arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting uranium prices or mining; (iii) any matter of which Purchaser is actually aware on the date hereof; or (iv) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof.

Appendix A-6

"Material Mitigation Measure" means any mitigation measure proposed by CFIUS that (i) requires the Purchaser to hold its ownership interests in the Acquired Companies indirectly, such as through proxy holders or in a voting trust; (ii) materially interferes with the Purchaser ability to participate in the management of the Acquired Companies; (iii) requires the exclusion of any material asset from the scope of the transaction or the Purchaser or the Acquired Companies to dispose of any material portion of its businesses, operations, assets or product lines (or any combination thereof); or (iv) otherwise is reasonably likely to result in a Material Adverse Effect on the Acquired Companies or the Purchaser.

"Minerals" means all minerals of any kind or character, other than oil and gas, including, but not limited to, uranium and all other minerals mined or extracted primarily for values derived from their content of minerals, in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates, and whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of uranium.

"Net Profits Agreement" has the meaning set forth in Section 2.02(c).

"Neutron" has the meaning set forth in the Preamble of this Agreement.

"Party" and "Parties" have the meanings set forth in the Preamble of this Agreement.

"Permits" means any permits, licenses, approvals, certificates of authority, franchises, concessions, registrations, consents, or similar qualifications or authorizations issued, granted or given by or under the authority of, or filings with, any Governmental Authority.

"Permitted Encumbrances" means any or all of the following: (i) this Agreement; (ii) consents to assignment that have been obtained, or will be obtained prior to the Closing, from the appropriate Person(s) and preferential rights to purchase with respect to which written waivers are obtained prior to the Closing from the appropriate Person(s) for the transactions contemplated by this Agreement and the Ancillary Documents; (iii) liens for Taxes or assessments not yet delinquent; (iv) materialmen's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law); (v) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the conveyance of the Westwater Assets or rights or interests therein if they are not required prior to, or are customarily obtained subsequent to, a conveyance in the region where the Westwater Assets are located; (vi) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, prevent or materially adversely affect the use, ownership, development or operation of any Westwater Assets; (vii) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Westwater Assets in any manner or to assess Tax with respect to the Westwater Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority; (viii) the royalties set out in the

Appendix A-7

Westwater Contracts at the time of Closing; and (ix) any Encumbrance on or affecting the Westwater Assets which is expressly waived in writing, bonded or paid by Westwater on or before the Closing or which is discharged on or before the Closing.

"Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

"Potential Acquisition Proposal" has the meaning set forth in Section 5.08(d).

"PPP Escrow Agent" means Celtic Bank or another escrow agent designated by Celtic Bank.

"PPP Escrow Agreement" means, subject to Section 7.04, that certain escrow agreement to be entered into at the Closing by and among Westwater, the Purchaser, and the PPP Escrow Agent.

"PPP Escrow Amount" has the meaning set forth in Section 2.05(a).

"PPP Loan" has the meaning set forth in Section 3.27(a).

"PPP Loan Amount" means $330,935, the amount of loan proceeds received by URI, Inc. from an U.S. Small Business Administration payroll protection loan pursuant to the PPP Loan Documents, plus all accrued and to-be-accrued interest during the term of the PPP Loan.

"PPP Loan Documents" means the documents related to the PPP Loan signed by URI, Inc.

"PPP Loan Program" means loans provided under Section 7(a) of the Small Business Act, part of the SBA Paycheck Protection Program, pursuant to the CARES Act.

"PPP Unforgiven Debt" means that amount of the PPP Loan that has been finally determined by the lender of the PPP Loan (and, to the extent required, any Governmental Authority, including the United States Small Business Administration) to be ineligible for forgiveness pursuant to the provisions of the CARES Act.

"Project" means all exploration, development, mining, milling, processing, transportation, marketing and related operations and activities of the Acquired Companies, including all such exploration, development, mining, milling, processing, transportation, marketing and related operations and activities involving the Westwater Assets.

"Purchase Consideration" has the meaning set forth in Section 2.02.

"Purchaser" has the meaning set forth in the Preamble of this Agreement.

"Purchaser Indemnified Parties" has the meaning set forth in Section 9.01.

Appendix A-8

"Records" means copies of any files, records, maps, information, and data, whether written or electronically stored, relating to the Westwater Assets or the Acquired Companies, including: (i) land and title records (including title documents and warranties, abstracts of title, title opinions and memoranda, title curative documents and prospect files); (ii) contracts, electric logs, core data, pressure data, decline curves, graphical production curves, geological and mineral resource data (including all maps, logs and reports) and a non-exclusive license to all geophysical data owned by an Acquired Company or any of its Affiliates; (iii) correspondence; (iv) operations, production, accounting, lease and division order records; (v) production, facility and well records and data; and (vi) any other records, books and files relating to any of the Westwater Assets or the Acquired Companies.

"Representatives" means (i) partners, employees, personnel, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates; or (ii) any consultant, advisor or agent retained by a Party or the parties listed in subsection (i) above.

"Required Consents" has the meaning set forth in Section 3.20.

"Rosita Project" means the Texas uranium property located in north-central Duval County Texas, about 14 miles southeast of the town of Freer and 60 miles west-northwest of the city of Corpus Christi and consists of mineral leases from private landowners covering approximately 2,759 gross and net acres of mineral rights, together with a uranium processing plant.

"Royalty Deed" has the meaning set forth in Section 2.02(b).

"SEC" has the meaning set forth in 0.

"SEC Reports" has the meaning set forth in 0.

"Section 11e.(2) Material" has the meaning set forth in Section 5.08.

"Securities" has the meaning set forth in the Recitals to this Agreement.

"Securities Act" means the United States Securities Act of 1933, as amended.

"SEDAR" means the System for Electronic Document Analysis and Retrieval for public securities documents and information filed by issuers with the thirteen Canadian provincial and territorial securities regulatory authorities.

"SEDAR Reports" has the meaning set forth in 0.

"Seller and Sellers" has the meaning set forth in the Preamble of this Agreement.

"Sellers Indemnified Parties" has the meaning set forth in Section 9.02.

"Superior Proposal" has the meaning set forth in Section 5.07(e).

Appendix A-9

"Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority relating to any of the Acquired Companies or the Westwater Assets, including any interest, penalties or additional amounts which may be imposed with respect thereto.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

"TCEQ" means the Texas Commission on Environmental Quality.

"Third Party" means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or their respective Representatives.

"Third Party Claim" has the meaning set forth in Section 9.03(a).

"TSXV" has the meaning set forth in Section 2.02(a).

"Unclaimed Property Obligations" has the meaning set forth in Section 5.15.

"Uranium Sales Contract" means the Uranium Supply Contract dated July 11, 2013 by and among ITOCHU International, Inc. and Westwater (f/k/a Uranium Resources, Inc.).

"Vasquez Project" means the Texas uranium properties located in southwestern Duval County, Texas, about 7 miles north-northwest of the town of Hebbronville and 100 miles southwest of Corpus Christi and consisting of a mineral lease on 1,023 gross and net acres.

"Vasquez Waste Disposal Well" means the waste disposal injection well associated with the Vasquez Project.

"VDA Program" has the meaning set forth in Section 5.15.

"Volume Weighted Average Price" means the share price determined by the ratio of the total value traded (price multiplied by number of shares traded) divided by the total shares traded over a particular time horizon.

"Well Sampling" has the meaning set forth in Section 5.04(c).

"Westwater" has the meaning set forth in the Preamble of this Agreement.

"Westwater Assets" means any and all of the Westwater Contracts, the Westwater Real Property, the Westwater Personal Property, the Records and any and all other assets and properties of the Acquired Companies.

"Westwater Contracts" has the meaning set forth in Section 3.13.

Appendix A-10

"Westwater Personal Property" has the meaning set forth in Section 3.15.

"Westwater Real Property" has the meaning set forth in Section 3.14.

"Zero Working Capital Balance" means that (i) the sum of cash, accounts receivable (net of the allowance for doubtful accounts), prepaid expenses and other current assets of the Acquired Companies reasonably estimated as of the Closing Date (but excluding the Cash Collateral) shall be equal to or greater than (ii) the amount required to fund payment of unpaid trade accounts payable (services received and invoice provided by vendor), accrued trade payables (services received, but no invoice provided by vendor), accrued payroll liability, accrued payroll tax liabilities and accrued employee withholding payable reasonably estimated as of Closing Date (but excluding the PPP Loan Amount).

Appendix A-11

EXHIBIT 1

FORM OF SECURITIES ASSIGNMENT

Exhibit 1-1

EXHIBIT 2

FORM OF ROYALTY DEED

ATTACHED TO AND MADE A PART OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED DECEMBER 31, 2020, BY AND AMONG ENCORE ENERGY CORP., WESTWATER RESOURCES INC., and URI NEUTRON HOLDINGS II, INC.

ROYALTY DEED

This ROYALTY DEED (“Royalty Deed”), effective as of December 31, 2020 (the “Effective Date”), is given by URANCO, INC., a corporation organized under the laws of Delaware (“Grantor”) whose address is 250 200 Burrard Street, Vancouver BC, V6C 3L6 to WESTWATER RESOURCES, INC., a Delaware corporation (“Grantee”), whose address is 6590 South Potomac Street, Suite 300, Centennial, Colorado 80112 (each a “party” and together “the parties”).

NOW, THEREFORE, for and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor hereby GRANTS, ASSIGNS, CONVEYS, and WARRANTS unto Grantee, a royalty as herein defined, with respect to all Uranium mined or otherwise derived from properties identified in Exhibit A and Exhibit B to this Royalty Deed (the “Properties”), which is mined, produced, or otherwise prepared for sale.

1.NET SMELTER ROYALTY

Amount and Basis

1.1Pursuant to the terms of this Royalty Deed, Grantor shall pay Grantee a net smelter return royalty equal to two per cent (2%) of the net proceeds as defined herein received for Uranium mined, produced or otherwise derived from the Properties and processed or otherwise prepared for sale (the “Net Smelter Royalty” or “Net Smelter Royalties”).

Definitions

1.2“Uranium” means uranium in any natural or processed form, including yellowcake, and shall also include thorium and other fissionable or spatially associated metals, minerals or other valuable substances associated with or produced along with uranium.

1.3 “Spot U3O8 Price” means the average weekly spot price per pound of U3O8 for domestic delivery during the month in which such Uranium is sold, as quoted in the UX Weekly (published by The Uranium Exchange Company), or equivalent source if these sources are no longer available agreed upon by the parties. If the parties cannot reach agreement concerning the method to determine the Spot U3O8 Price within 30 days, then the parties will select an expert (the “Expert”) to make such a determination. If the parties cannot agree upon the selection of an Expert, an arbitrator shall be selected by application of the rules of the American Arbitration Association and the parties shall submit the issue to binding arbitration.

Exhibit 2-1

1.4“Net Proceeds” is defined as the total revenues generated from the sale of Uranium mined, produced, or otherwise derived from the Properties and processed, or otherwise prepared for sale from the Properties less only:

1.4.1the actual cost of transportation from the mine or mill or other concentrating facilities which includes commercially reasonable and  customary packaging, freight, insurance, transportation taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation to the point of sale,

1.4.2 the actual cost of any sample assays and analyses required and performed by agreement with a purchaser and occurring after Uranium is removed from a mill or other concentrating facilities,

1.4.3 any penalties for impurities, not to exceed normal accepted industry limits and standards for similar Uranium, and

1.4.4 severance, resource excise or other similar taxes and fees paid by Grantor and not based on Grantor’s income.

1.5 Any costs for processing or upgrading Uranium and any other costs not specifically mentioned in the definition of “Net Proceeds” above shall not be deducted from total revenues generated by sales of Uranium in calculating Net Proceeds and the Net Smelter Royalty.

Non-Arm’s Length Sales.

1.6To the extent Grantor sells Uranium in other than an “arms-length transaction”, gross proceeds shall be calculated based on a total “deemed sales price” equal to the Spot U3O8 Price. If such sales are of unmilled materials, the total deemed sales price shall be calculated on the basis of the anticipated recovery of the U3O8 contained in such material.

1.7An “arms-length transaction” means a bona fide transaction with a third-party purchaser, that is not an affiliate, subsidiary or parent of Grantor, or other entity in which Grantor has a material financial interest or exercises any degree of control.

Payment.

1.8The Net Smelter Royalties shall be due and payable in cash and shall be paid on or before the 20th day of the calendar month immediately succeeding the calendar month during which such royalties accrue and become payable. The Net Smelter Royalties shall be deemed accrued and payable within thirty (30) days of when Grantor receives payment in settlement for such Uranium sold or contracted. Each such royalty payment shall be accompanied by a written statement setting forth in detail the volumes of all Uranium attributable to such royalty payment and the basis for the calculation of the Net Smelter Royalties, including but not limited to date of sale and shipment, assay reports and purchaser’s settlement sheets, shipper and shipping weights, and invoices for any deductions pursuant to paragraph 1.4. If such Net Smelter Royalties or portions of such Net Smelter Royalties are derived from sales of unmilled materials, as described in paragraph 1.6, such written statement shall include the calculation of the anticipated recovery

Exhibit 2-2

of U3O8 contained in such unmilled materials. Grantee shall have the right at any time to request free copies of other records which Grantee may deem necessary to verify the accuracy of any or all royalty payments. Each statement furnished to Grantee shall be deemed to be correct and binding unless Grantee, within one year of its receipt, notifies Grantor that it disputes the correctness of such statement or requests an audit as defined in paragraph 1.9; provided, however, that the foregoing one-year limitation shall not apply in the case of fraud.

Right to Inspect and Audit.

1.9Upon not less than 48 hours advance notice, Grantor shall make available, and Grantee shall be entitled to inspect and copy, all records and data pertaining to the computation of the Net Smelter Royalty, including, without limitation, any such records and data that are maintained electronically. All such data shall be subject to the confidentiality restrictions of this Royalty Deed. Grantor shall at its own cost and expense cooperate with all reasonable audits requested and conducted by Grantee. The cost of any such audit shall be borne by Grantee, unless the results of such audit show an aggregate underpayment of the Net Smelter Royalty for the payments in question of greater than ten percent (10%), in which case Grantor shall reimburse Grantee for all reasonable and documented costs of the audit.

2.OPERATIONS

2.1The Grantor shall, during the term of this Royalty Deed, furnish Grantee, within 120 days of the completion of the Grantor’s fiscal year, a report with respect to work carried out by the Grantor on the Properties, the material results and segmented earnings thereof and plans or projections for the following year; provided that no report will be due for any year in which the Grantor has not undertaken operations on the Properties.

No Implied Obligations.

2.2There are no implied obligations arising under this Royalty Deed with respect to the exploration for and the development, mining, or marketing of Uranium from the Properties. Grantor shall have no obligation to develop, mine, or sell Uranium under terms or circumstances or at times which, in Grantor’s sole judgment, it is not commercially prudent business practice.

Release, Abandonment or Surrender.

2.3A. Grantor shall have the right to surrender, abandon or release:

(i)all or part of any mining claim which constitutes a part of the Properties, including any mining claim located by Grantor on the same ground, whether by amendment, additional location or new location, or

(ii)all or any part of Grantor’s interest in a mining claim constituting a part of the Properties by following the procedures provided in this paragraph 2.3. Upon such surrender, abandonment or release, Grantor’s obligations hereunder shall terminate and end as to such released mining claim or claims, or part or parts thereof, except for obligations accrued, and Grantor shall have no obligation hereunder to Grantee except for those that had previously accrued as to the mining claim or claims, or part or parts thereof.

Exhibit 2-3

2.3B. If Grantor determines to surrender, abandon, or release all or any part of a mining claim as provided in paragraph 2.3A(i), or all or any part of its interest in a mining claim as provided in paragraph 2.3A(ii), it shall notify Grantee in writing not less than ninety days prior to such surrender, abandonment. or release. Within thirty days after receipt of that notice, Grantee shall  provide Grantor written notice as to whether Grantee elects to receive a conveyance by quitclaim deed of the interest which Grantor proposes to release, surrender, or abandon. If Grantee elects to receive such a conveyance, then Grantor shall quitclaim to Grantee its interest in such mining claim or claims, or part thereof. Grantor shall not surrender, abandon. or release all or any part of a mining claim as provided in paragraph 2.3A(i), or all or any part of its interest in a mining claim as provided in paragraph 2.3A(ii), until the expiration of thirty days after Grantee’s receipt of the notice described in this paragraph.

2.3.C. If Grantor proposes an abandonment, surrender, or release of all or part of a mining claim or claims before March 1 of the year in which it makes such proposal, Grantor shall have no obligation whatsoever in connection with any Annual Report described in paragraph 2.1 on the claim or claims, or parts thereof, to which the proposal relates. If Grantor’s proposal is made after March 1 of the year in which it is made, it shall do assessment work as to such claim or claims involved up to the date of such abandonment, surrender, or release.

2.3.D.If Grantor shall abandon title to one or more of the unpatented mining claims forming part of the Properties in accordance with this paragraph 2.3, Grantor shall have no further obligation whatsoever to Grantee with respect to such claims, except obligations existing at the time the claims were released.

Sampling, Assay, and Analysis.

2.4Any sampling and analysis shall be made in accordance with sound, commercially reasonable mining and metallurgical practices and standard sampling and analysis procedures prevailing in the mining and metallurgical industry. Grantee shall have the right to have a representative present at the time samples are taken and shall be provided statements or reports of the results, provided, however, Grantee shall provide Grantor with not less than five days’ notice of Grantee’s intent to have such representative present at the time samples are taken and Grantee shall bear the entire cost of its representative. All statements or reports wherein Grantor's assay of samples are set forth shall be conclusively presumed to be true and correct unless, within ninety days after such statements or reports are delivered to Grantee, Grantee makes written objection thereto and demands an assay by an independent third party.

3.METHOD OF PAYMENT AND NOTICES

Method of Payment.

3 .1Any payments required of Grantor herein shall be made by check or wire transfer at the option of the Grantee delivered on time to the address of the Grantee at the following address set forth above for notices or by interbank wire transfer as Grantee may direct. Any overdue payments shall bear interest on the unpaid balance at the rate of five percent (5%) per year compounded annually.

Exhibit 2-4

Notices.

3.2The address of each of the parties shall for all purposes be as set forth above unless otherwise changed by the applicable party by notice to the other as provided herein. All notices or other communications required or permitted to be given pursuant to the provisions of this Royalty Deed shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, by overnight courier service, email with confirmation of receipt, or by delivering the same in person to the intended addressee. Notices hereunder in any manner shall be effective only if and when received by the addressee, but a refusal to accept delivery of a notice shall be deemed to be receipt of such notice.

Right of Offset.

3.3Notwithstanding the foregoing, Grantor shall be entitled to a credit against its obligations hereunder and such credit shall be treated as a cash payment made hereunder by Grantor at such time or times as a credit or credits arise, in the amount of any claim for indemnification under the Securities Purchase Agreement dated December 31, 2020, made by enCore Energy Corp., the parent company of Grantor, and Grantee; provided however, that if Grantee files a written notice with Grantor disputing such claim, then Grantor shall make such payment, but into an escrow account rather than to Grantee pending the resolution of such dispute.

4.COMMINGLING

Grantor shall have the right to commingle Uranium mined from the Properties with ores from other lands and properties; provided, however, that Grantor shall calculate from representative samples the average grade of the ore and shall weigh ( or calculate by volume) the ore before commingling using generally accepted industry practices. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages subject to paragraph 2.4, Grantor may use any procedures generally accepted in the mining and metallurgical industry which it reasonably believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on Grantee.

5.PROPORTIONATE REDUCTION

If Grantor’s mineral estate consists of less than the interest set forth in Exhibits A and B, then all royalties payable under this Royalty Deed with respect to that particular mineral estate shall be reduced proportionally.

6.CONFIDENTIALITY

6.1All information obtained in connection with the performance of this Royalty Deed and the calculation and payment of the Net Smelter Royalty payable hereunder shall be the exclusive property of the parties, and, except as provided in this paragraph, shall not be disclosed to any third party or the public without the prior written consent of the other, which consent shall

Exhibit 2-5

not be unreasonably withheld. Provided, however, the consent required by this paragraph shall not apply to a disclosure:

6.1.1To an affiliate, consultant, contractor or subcontractor of the disclosing party that has a bona fide need to be informed;

6.1.2To any third party to whom a party contemplates a transfer of all or any part of its interest in or to this Royalty Deed;

6.1.3To a governmental agency, stock exchange or to the public if such disclosing party believes in good faith that the disclosure is required by applicable law or regulation or the rules of any stock exchange; or

6.1.4In connection with arbitration or judicial proceedings that require such disclosure.

In any case to which an exception to confidentiality under this paragraph is applicable, the disclosing party shall give notice to the other party at least twenty-four hours prior to making such disclosure. As to any disclosure pursuant to paragraphs 6.1.1 and 6.1.2, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the parties are obligated under this paragraph.

7.MISCELLANEOUS PROVISIONS

Further Acts.

7.1Each party to this Royalty Deed agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Royalty Deed.

Waiver of Breach.

7.2The waiver of either party of any breach of any provision of this Royalty Deed will not operate or be construed as a waiver of any subsequent breach by the other party.

Sophistication of Parties.

7.3Each party to this Royalty Deed represents that it is a sophisticated commercial party capable of understanding all of the terms of this Royalty Deed, that it has had an opportunity to review this Royalty Deed with its counsel, and that it enters this Royalty Deed with full knowledge of the terms of the Royalty Deed.

Assignment.

7.4.A. This Royalty Deed may be assigned or transferred by the Grantee upon 30 days written notice of such action provided to the Grantor. No change or division in the ownership of

Exhibit 2-6

the Net Smelter Royalty or payment of proceeds attributable to the Net Smelter Royalty shall enlarge the obligations or diminish the rights of the Grantor.

7.4.B.The mineral interest in the fee Properties or any part thereof may be conveyed or assigned by Grantor upon 30 days written notice of such action provided to the Grantee.

Entire Agreement.

7.5This Royalty Deed supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the Net Smelter Royalty and constitutes the sole and only agreement between the parties with respect to the Net Smelter Royalty. Each party to this Royalty Deed acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement or promise not contained in this Royalty Deed will be valid or binding or of any force or effect. No change or modification to this Royalty Deed will be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto. Captions and headings are for convenience only and will not alter any provision to be used in construing this Royalty Deed.

Severability.

7.6In the event that any one or more of the provisions contained in this Royalty Deed is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability will not affect any other provisions hereof and this Royalty Deed will be construed as if that invalid, illegal or unenforceable provision had never been contained herein.

Governing Law.

7.7 This Royalty Deed will be governed by and construed in accordance with the laws of the State of New Mexico without regard to the principles of conflicts of laws thereof.

Dispute Resolution.

7.8If the parties are unable to resolve any disputes arising from this Royalty Deed, they shall submit the dispute to arbitration in Albuquerque, New Mexico before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be selected by application of the rules of the American Arbitration Association. No party to this Royalty Deed shall challenge the jurisdiction or venue of the arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its costs of the arbitration and the costs of the arbitrator shall be split evenly between the parties.

Parties Bound.

7.9This Royalty Deed runs with the land with respect to the mineral interest situated on fee Properties. The terms, promises, covenants and agreements contained in this Royalty

Exhibit 2-7

Deed will apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Counterparts.

7.10 This Royalty Deed may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Third-Parties:

7.11Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties and their successors and assigns, any rights or remedies under or by reason of this Royalty Deed.

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Exhibit 2-8

EXHIBIT 3

FORM OF NET PROFITS AGREEMENT

ATTACHED TO AND MADE A PART OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED DECEMBER 31, 2020, BY AND AMONG ENCORE ENERGY CORP., WESTWATER RESOURCES INC., and URI NEUTRON HOLDINGS II, INC.

NET PROFITS INTEREST AGREEMENT

This Net Profits Interest Agreement (“Agreement”) dated and effective as of December 31, 2020 (the “Effective Date”), is entered into between NEUTRON ENERGY, INC., a Nevada corporation whose address is 250 200 Burrard Street, Vancouver BC, V6C 3L6 (“Neutron”) and WESTWATER RESOURCES, INC., a Delaware corporation, whose address is 6590 South Potomac Street, Suite 300, Centennial, Colorado 80112 (“Westwater”).

1.Right to Profits. Neutron hereby grants, conveys and assigns Westwater a net profits interest in an amount equal to two and a half percent (2.5%) of Net Profits (as defined in paragraph 2) (the “Net Profits Interest”) derived from the Juan Tafoya Project and/or the Cebolleta Project, more particularly described in Exhibits A and B attached hereto (the “Projects”).

2.Calculation of Net Profits. Net Profits shall mean for any period, the profits from operations received during the period from the operation of the Projects as determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except that Net Profits shall exclude any non-cash expense items such as depreciation, depletion or amortization, other than depreciation and amortization of capital expenditures.

3.Accounts; Reports. (a) , Neutron shall use accounting policies, procedures and conventions in accordance with GAAP for the calculation of Net Profits. Net Profits shall be computed, and the Net Profits Interest payment shall be distributed, quarterly for each fiscal quarter of Neutron as set forth herein.

(b)Within sixty days after the end of each fiscal quarter in which Neutron records Net Profits, including losses and costs and expenses from prior periods not previously recovered, Neutron shall pay Westwater an amount equal to Westwater’s Net Profits Interest.

(c)Within ninety days after the end of each fiscal year from time to time adopted by Neutron, Neutron shall deliver to Westwater a summary report certified by its chief accounting or financial officer or by a certified public accountant selected by Neutron showing : all cumulative costs and expenses related to the Projects; all cumulative revenues related to the Projects; all payments with respect to Westwater’s Net Profits Interest; all adjustments to such payments; and other matters.

(d)Each annual report shall be final and not subject to adjustment unless Westwater delivers to Neutron a written request for audit within six months after Neutron delivers the report to Westwater.

Exhibit 3-1

(e)Except in the case of fraud, gross negligence or wanton and willful misconduct, no miscalculation of amounts due or misinterpretation of this Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, nor give rise to a claim for exemplary or punitive damages or for termination or rescission of this Agreement or termination of the estate and rights of Neutron in the Projects.

4.Nature of Westwater’s Interest. From and after the Effective Date, Westwater’s sole interest related to the Projects shall be the Net Profits Interest expressly provided in this Agreement. Westwater shall have no interest whatsoever in the Projects, whether in the nature of a royalty or profit, a remainder, reverter, right of re-entry or other future interest, or otherwise. Provided however, in the event Neutron in its sole discretion abandons, surrenders or fails to renew a lease on one or both of the Projects and subsequently enters into a new lease on one or both of the Projects within two years of the prior lease’s termination, Westwater’s Net Profits Interest will survive under the same terms and conditions as set forth herein.

5.Transferability. From and after the Effective Date, Neutron’s interest in the Projects shall be freely assignable or transferable and Westwater shall have no right of first refusal with respect to any sale, assignment or transfer related to the Projects. Provided however, any transfer or assignment of the Projects, any part thereof, or lease included therein, by Neutron will be subject to the Net Profits Interest held by Westwater as set forth herein.

6.Other Business Opportunities. Westwater and Neutron and their respective affiliates shall have the free and unrestricted right to engage in and receive the full benefits from any and all other business activities of any sort whatever, including, without limiting the generality of the foregoing, acquisition of mining properties, acquisition of ores and minerals (and interests therein), acquisition of mills, performance of mining for others and production and sale of ores and minerals (and products derived therefrom), whether or not competitive or in conflict with the operations on the Projects, as well as the use of geologic interpretations or concepts developed in connection with the Projects, without consulting the other or inviting or allowing the other to participate therein. The legal doctrines of “corporate opportunity,” “business opportunity,” or the like, sometimes applied to persons occupying a partnership, joint enterprise or other fiduciary status, so as to prevent such persons from freely engaging in or enjoying the benefits of competing activities or of activities within the general scope of the activities carried on by such fiduciary for another, shall not be applied in the case of any activity, venture or operation of either party.

7.Nature of Relationship. (a) This Agreement is not intended to create, and nothing contained herein shall be construed as creating, a partnership, a mining partnership, a commercial partnership, a tax partnership, a joint venture, joint enterprise, co-ownership of any kind of association or fiduciary relationship.

(b)Westwater and Neutron each shall be responsible only for its own obligations as set forth in this Agreement. Except as otherwise expressly provided, nothing contained in this Agreement shall be deemed to constitute any party the agent or legal representative of the other, or to create any fiduciary relationship between them. Neither party shall represent to any person that such relationship exists between them.

Exhibit 3-2

8.Exclusion of Implied Obligations. (a) Westwater covenants and agrees that Neutron shall have no obligation whatsoever, express or implied, to: (1) explore, develop or exploit the Projects, (2) make any expenditures in connection with the Projects, or (3) maintain in good standing the leases on the Projects for all of which Westwater relies solely on Neutron’s self-interest.

(b)Westwater also covenants and agrees that Neutron shall have sole discretion whether to continue, suspend, resume or terminate operations on the Projects, and sole discretion as to the manner and rate of any operations on the Projects, for all of which Westwater relies on Neutron’s self-interest.

(c)Without limiting the generality of the foregoing, Neutron may conduct such operations on or in connection with the Projects as it deems necessary, convenient or appropriate to recover and process uranium-bearing solutions from the Projects or to recover uranium by solution mining techniques. By way of example and not of limitation, such operations may include in-situ leaching, old stope leaching and mine water recovery. Neutron may construct or purchase ion-exchange facilities or other processing facilities for the recovery of uranium from solutions, or may arrange with another company, including affiliates, for processing of solutions for the recovery of uranium. Neutron shall have the exclusive right to market and sell all uranium ore mined and solutions recovered from the Projects, all uranium concentrates derived from such ores or solutions, and all other minerals recovered from the Projects. All decisions concerning the disposition of such ores, solutions or concentrates, including, by way of example but not of limitation, the buyer or buyers, time of sale, price, times of deliveries and terms of sale, shall be made by Neutron in its sole discretion.

(d)All ore mined from the Projects and solutions recovered from the Projects and the concentrates derived from the ores mined or solutions recovered from the Projects, as the case may be, may be commingled with similar products from other properties. Neutron shall estimate the quantity and quality of such ores mined or solutions and concentrates recovered therefrom, based upon techniques then employed and generally accepted in the mining industry and shall maintain records of such estimates until expiration of Westwater’s right of audit for the related year.

9.Inspection and Audit. (a) Upon reasonable notice to Neutron, Westwater shall have the right, at its risk and expense, to have a representative of Westwater reasonably acceptable to Neutron inspect operations conducted on the Projects by or for the benefit of Neutron for the purpose of determining compliance with this Agreement.

(b)Westwater shall have a period of six months after its receipt of each annual report to give Neutron notice of any objection by Westwater thereto. If Westwater fails to object to a particular statement within the six-month period, then the statement and the amount of any payment transmitted therewith will be final and conclusive as between the parties. This six-month limitation period shall not apply where underpayment results from fraud, gross negligence or wanton or willful misconduct.

Exhibit 3-3

(c)At any time, upon reasonable notice to the Neutron, Westwater requires a chartered or certified public accountant mutually acceptable to the parties and retained by Westwater to promptly audit Neutron’s relevant books and records related to the Projects.

(d)Any such audit will be made at the sole expense of Westwater if the audit determines that the Net Profits Interest payment in question was accurate within ten percent (10%). Any such audit will be made at the sole expense of Neutron if the audit determines that the payment in question was inaccurate by more than ten percent (10%).

(e)In any case, the payment in question will be adjusted to reflect the results of the audit and the appropriate payment or credit to the next Net Profits Interest payment made.

(f)Neutron shall have the right to condition access to the Projects and its books and records on execution by the auditor and the representative designated by Westwater of a written agreement that all information disclosed or made available to such persons shall be held in confidence and used solely for purpose of assuring compliance with the obligations of Neutron under this Agreement and resolution of any disputes related to this Agreement. Such a written agreement may also contain (1) an undertaking to comply with all health and safety laws, regulations and procedures from time to time in effect with respect to the Projects, (2) acknowledgments of the existence of hazards and risks arising out of operations on the Projects and (3) such other terms as are from time to time contained in releases and agreements required to be executed by other visitors to the Projects.

(g) If Westwater or any successor of Westwater ceases to own the entire Net Profits Interest, the audit, access and inspection rights of Westwater under this Agreement shall be exercisable from time to time only by one person authorized to exercise such rights by a writing executed by the persons then holding sixty percent or more of the ownership interest in the Net Profits Interest.

10.Amendment, etc. of Agreement. (a) No modification, waiver, amendment, discharge or change to or under this Agreement shall be valid unless the same is in writing and signed by the parties. Any waiver or consent given in any one instance shall not act as a waiver or consent for any other instance and shall be effective only on such terms and conditions as are specified in such waiver or consent.

(b)If Westwater or any successor of Westwater ceases to own the entire Net Profits Interest, then the rights, obligations and interests of Westwater and each and every one of the persons who is then a successor or assign of Westwater may be amended, varied or waived by a writing signed by the persons then owning sixty percent or more of the collective aggregate ownership interest in such Net Profits Interest and such a writing so signed shall bind Westwater and each and every such successor or assign of Westwater. “Successors or assigns of Westwater” as used in this Agreement shall include persons who acquire interests in the Net Profits Interest or in this Agreement.

11.Payments. (a) Any amounts payable by Neutron to Westwater under this Agreement shall be made by check or electronic funds transfer, as elected by Westwater, and sent to Westwater at the address first above written.

Exhibit 3-4

(b)If any third party asserts any claim to any amounts to be paid, credited or applied by Neutron to Westwater, Neutron may deposit such amounts in an interest-bearing escrow account until the dispute is finally resolved.

12.Governing Law. The existence, interpretation, performance and breach of this Agreement shall be governed solely by the law of the State of New Mexico.

13.Entire Agreement. This Agreement constitutes the entire agreement between Westwater and Neutron related to the Projects and the other matters referred to in this Agreement and supersede all prior discussions and negotiations. There are no conditions, covenants, agreements or understandings between Westwater and Neutron except those expressly contained herein.

14.Further Assurances. Westwater and Neutron agree one with the other to execute and secure the execution of all other documents and instruments as may be reasonably necessary or convenient to effectuate this Agreement, including, but not limited to, such consents and approvals as may be necessary or deemed desirable in the circumstances.

15.Limitations on Remedies. Westwater covenants and agrees that the exclusive remedy for one or more breaches by Neutron of this Agreement or of obligations arising under it shall be money damages. Westwater hereby expressly waives any right it might otherwise have to any remedy resulting in loss or diminution of Neutron’s right, title and interest in and to the Projects.

16.Assignment. Westwater’s and Neutron’s rights are freely assignable and transferrable subject to Neutron’s rights and obligations set forth in paragraph 5. Any party making an assignment or transfer shall provide the other party with 30 days written notice of such action prior to the assignment or transfer.

17.Dispute Resolution.  If the parties are unable to resolve any disputes arising from this Agreement, they shall submit the dispute to arbitration in Albuquerque, New Mexico before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be selected by application of the rules of the American Arbitration Association. No party to this Agreement shall challenge the jurisdiction or venue of the arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its costs of the arbitration and the costs of the arbitrator shall be split evenly between the parties.

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Exhibit 3-5

EXHIBIT 4

FORM OF CONSULTING AGREEMENT

Exhibit 4-1